UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

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Targa Resources Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TARGA RESOURCES CORP.

1000 Louisiana Street

Suite 4300

Houston, Texas 77002

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Targa Resources Corp.:

Notice is hereby given that the Annual Meeting of Stockholders of Targa Resources Corp. (the “Company”) will be held at 1000 Louisiana Street, Suite 4300, Houston, TX 77002 on Tuesday, May 17, 2016, at 8:00 a.m. Central Time (the “Annual Meeting”). The Annual Meeting is being held for the following purposes:

1.	To elect three Class III Directors, each for a term of three years.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2016.

3.	To transact such other business as may properly come before the Annual Meeting.

These proposals are described in the accompanying proxy materials. You will be able to vote at the Annual Meeting only if you were a stockholder of record at the close of business on March 22, 2016.

YOUR VOTE IS IMPORTANT

Please vote over the internet at www.envisionreports.com/TRGP or by phone at 1-800-652-8683 promptly so that your shares may be voted in accordance with your wishes and so we may have a quorum at the Annual Meeting. Alternatively, if you did not receive a paper copy of the proxy materials (which includes the proxy card), you may request a paper proxy card, which you may complete, sign and return by mail.

By Order of the Board of Directors,

Paul W. Chung
Secretary
Houston, Texas
March 25, 2016

TARGA RESOURCES CORP. (the “Company”)

1000 Louisiana Street

Suite 4300

Houston, Texas 77002

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors of the Company (the “Board of Directors”) requests your Proxy for the Annual Meeting of Stockholders (the “Annual Meeting”) that will be held Tuesday, May 17, 2016, at 8:00 a.m. Central Time, at 1000 Louisiana Street, Suite 4300, Houston, TX 77002. By granting the Proxy, you authorize the persons named on the Proxy to represent you and vote your shares at the Annual Meeting. Those persons will also be authorized to vote your shares to adjourn the Annual Meeting from time to time and to vote your shares at any adjournments or postponements of the Annual Meeting.

If you attend the Annual Meeting, you may vote in person. Only stockholders of the Company (or their authorized representatives) and the Company’s invited guests may attend the Annual Meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance. If you are not present at the Annual Meeting, your shares may be voted only by a person to whom you have given a proper Proxy. You may revoke the Proxy in writing at any time before it is exercised at the Annual Meeting by delivering to the Secretary of the Company a written notice of the revocation, by submitting your vote electronically through the internet or by phone after the grant of the Proxy, or by signing and delivering to the Secretary of the Company a Proxy with a later date. Your attendance at the Annual Meeting will not revoke the Proxy unless you give written notice of revocation to the Secretary of the Company before the Proxy is exercised or unless you vote your shares in person at the Annual Meeting.

ELECTRONIC AVAILABILITY OF PROXY STATEMENT AND ANNUAL REPORT

As permitted under the rules of the Securities and Exchange Commission (the “SEC”), the Company is making this proxy statement and its Annual Report on Form 10-K available to its stockholders electronically via the internet. The Company is sending on or about March 30, 2016, a Notice Regarding the Availability of Proxy Materials (the “Notice”) to its stockholders of record as of the close of business on March 22, 2016, which Notice will include (i) instructions on how to access the Company’s proxy materials electronically, (ii) the date, time and location of the Annual Meeting, (iii) a description of the matters intended to be acted upon at the Annual Meeting, (iv) a list of the materials being made available electronically, (v) instructions on how a stockholder can request to receive paper or e-mail copies of the Company’s proxy materials, (vi) any control/identification numbers that a stockholder needs to access his or her proxy card and instructions on how to access the proxy card, and (vii) information about attending the Annual Meeting and voting in person.

Stockholders of Record and Beneficial Owners

Most of the Company’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with the Company’s transfer agent, you are considered the stockholder of record with respect to those shares, and the Notice is being sent directly to you by our agent. As a stockholder of record, you have the right to vote by Proxy or to vote in person at the Annual Meeting. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

Beneficial Owners. If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice will be forwarded to you by your broker or nominee. The broker or nominee is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker how to vote. Beneficial owners that receive the Notice by mail from the stockholder of record should follow the instructions included in the Notice to view the proxy statement and transmit voting instructions. If you received a paper copy of the proxy materials by mail instead of the Notice, the proxy materials include a proxy card or a voting instruction card for the Annual Meeting.

QUORUM AND VOTING

Voting Stock. The Company’s common stock, par value $0.001 per share, is the only class of securities that entitles holders to vote generally at meetings of the Company’s stockholders. Each share of common stock outstanding on the record date is entitled to one vote.

Record Date. The record date for stockholders entitled to notice of and to vote at the Annual Meeting was the close of business on March 22, 2016. As of the record date, 160,568,340 shares of common stock were outstanding and entitled to be voted at the Annual Meeting.

Quorum and Adjournments. The presence, in person or by Proxy, of the holders of a majority of the outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting.

If a quorum is not present, a majority of the stockholders entitled to vote who are present in person or by Proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Vote Required. Each director will be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election (meaning that the number of the votes cast “for” a director’s election must exceed the number of the votes cast “against” that director’s election) at the Annual Meeting. Ratification of the selection of the Company’s auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Brokers do not have discretionary voting authority with respect to the election of directors. For ratification of the selection of the Company’s auditors, brokers will have discretionary authority in the absence of timely instructions from their customers. Abstentions and broker non-votes will not have any effect on the outcome of voting on director elections. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. For purposes of voting on the ratification of the selection of auditors, abstentions will be included in the number of shares voting and will have the effect of a vote against the proposal.

Default Voting. A Proxy that is properly completed and submitted will be voted at the Annual Meeting in accordance with the instructions on the Proxy. If you properly complete and submit a Proxy, but do not indicate any contrary voting instructions, your shares will be voted consistent with the Board of Directors’ recommendation as follows:

•	FOR the election of the three persons named in this proxy statement as the Board of Directors’ nominees for election as Class III Directors.

•	FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s auditors for 2016.

If any other business properly comes before the stockholders for a vote at the meeting, your shares will be voted in accordance with the discretion of the holders of the Proxy. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting.

ITEM ONE

ELECTION OF DIRECTORS

The Board of Directors has nominated the following individuals for election as Class III Directors of the Company to serve for a three-year term to expire in 2019 and until either they are reelected or their successors are elected and qualified:

Rene R. Joyce

Waters S. Davis, IV

Chris Tong

Messrs. Joyce, Davis and Tong are currently serving as Directors of the Company. Their biographical information is contained in the “Directors and Executive Officers” section below.

The Board of Directors has no reason to believe that any of its nominees will be unable or unwilling to serve if elected. If a nominee becomes unable or unwilling to accept nomination or election, either the number of the Company’s directors will be reduced or the persons acting under the Proxy will vote for the election of a substitute nominee that the Board of Directors recommends.

Our bylaws provide that in an uncontested election, each director will be elected by the affirmative vote of a majority of the votes cast with respect to that director’s election (meaning that the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director’s election). Pursuant to our bylaws, each incumbent director nominated for election must submit an irrevocable resignation, contingent on (i) not receiving a majority of the votes cast in an uncontested election, and (ii) acceptance of that proffered resignation by the Board of Directors in accordance with the following policies and procedures. In the event an incumbent director fails to receive a majority of the votes cast in an uncontested election, the Nominating and Governance Committee will make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent director, or whether other action should be taken. The Board of Directors will act on the proffered resignation, taking into account such committee’s recommendation, and publicly disclose its decision regarding the resignation and, if such resignation is rejected, the rationale behind the decision within ninety days following certification of the election results. Such committee, in making its recommendation, and the Board of Directors, in making its decision, each may consider any factors and other information that they consider appropriate and relevant. The director whose resignation is being considered will not participate in the deliberations of such committee or the Board of Directors with respect to whether to accept such director’s resignation. If the director’s resignation is not accepted by the Board of Directors, such director will continue to serve until his or her successor is duly elected, or until his or her earlier resignation or removal.

The Board of Directors unanimously recommends that stockholders vote FOR the election of each of the nominees.

DIRECTORS AND EXECUTIVE OFFICERS

After the Annual Meeting, assuming the stockholders elect the nominees of the Board of Directors as set forth in “Item One—Election of Directors” above, the Board of Directors of the Company will be, and the executive officers and other officers of the Company are:

Name	Age (1)	Position
Joe Bob Perkins	55	Chief Executive Officer and Director
James W. Whalen	74	Executive Chairman of the Board and Director
Michael A. Heim	67	Vice Chairman of the Board and Director
Jeffrey J. McParland	61	President—Finance and Administration
Paul W. Chung	56	Executive Vice President, General Counsel and Secretary
Matthew J. Meloy	38	Executive Vice President and Chief Financial Officer
John R. Sparger	62	Senior Vice President and Chief Accounting Officer
D. Scott Pryor	53	Executive Vice President – Logistics and Marketing
Patrick J. McDonie	55	Executive Vice President – Southern Field Gathering and Processing
Dan C. Middlebrooks	59	Executive Vice President – Northern Field Gathering and Processing
Clark White	56	Executive Vice President – Engineering and Operations
Rene R. Joyce	68	Director
Charles R. Crisp	68	Director
Chris Tong	59	Director
Ershel C. Redd Jr.	68	Director
Laura C. Fulton	52	Director
Waters S. Davis, IV	62	Director
Robert B. Evans	67	Director

(1)	Ages as of March 17, 2016.

Joe Bob Perkins has served as Chief Executive Officer and director of the Company, the general partner (the “General Partner”) of Targa Resources Partners LP (the “Partnership”) and TRI Resources Inc. (“TRI”) since January 1, 2012. Mr. Perkins previously served as President of the Company between the date of its formation on October 27, 2005 and December 31, 2011, of the General Partner between October 2006 and December 31, 2011 and of TRI between February 2004 and December 31, 2011. He was a consultant for the TRI predecessor company during 2003. Mr. Perkins was an independent consultant in the energy industry from 2002 through 2003 and was an active partner in an outdoor advertising firm during a portion of such time period. Mr. Perkins served as President and Chief Operating Officer for the Wholesale Businesses, Wholesale Group and Power Generation Group of Reliant Resources, Inc. and its parent/predecessor companies, from 1998 to 2002 and Vice President, Corporate Planning and Development, of Houston Industries from 1996 to 1998. He served as Vice President, Business Development, of Coral Energy Holding, L.P. (“Coral”) from 1995 to 1996 and as Director, Business Development, of Tejas Gas Corporation (“Tejas”) from 1994 to 1995. Prior to 1994, Mr. Perkins held various positions with the consulting firm of McKinsey & Company and with an exploration and production company. Mr. Perkins’ intimate knowledge of all facets of the Company, derived from his service as President from its founding through 2011 and his current service as Chief Executive Officer and director, coupled with his broad experience in the oil and gas industry, and specifically in the midstream sector, his engineering and business educational background and his experience with the investment community enable Mr. Perkins to provide a valuable and unique perspective to the board on a range of business and management matters.

James W. Whalen has served as Executive Chairman of the Board of the Company and General Partner since January 1, 2015. Mr. Whalen has also served as a director of the Company since its formation on October 27, 2005, of the General Partner since February 2007 and of TRI between 2004 and December 2010. Mr. Whalen previously served as Advisor to Chairman and CEO of the Company, the General Partner and TRI between January 1, 2012 and December 31, 2014. He served as Executive Chairman of the Board of the

Company and TRI between October 25, 2010 and December 31, 2011 and of the General Partner between December 15, 2010 and December 31, 2011. He also served as President—Finance and Administration of the Company and TRI between January 2006 and October 2010 and the General Partner between October 2006 and December 2010 and for various Targa subsidiaries since November 2005. Between October 2002 and October 2005, Mr. Whalen served as the Senior Vice President and Chief Financial Officer of Parker Drilling Company. Between January 2002 and October 2002, he was the Chief Financial Officer of Diversified Diagnostic Products, Inc. He served as Chief Commercial Officer of Coral from February 1998 through January 2000. Previously, he served as Chief Financial Officer for Tejas from 1992 to 1998. Mr. Whalen brings a breadth and depth of experience as an executive, board member, and audit committee member across several different companies and in energy and other industry areas. His valuable management and financial expertise includes an understanding of the accounting and financial matters that the Company and industry address on a regular basis.

Michael A. Heim has served as a director of the Company since March 1, 2016, as Vice Chairman of the Company since March 11, 2016 and as Vice Chairman of the Board of the General Partner since November 12, 2015. Mr. Heim previously served as President and Chief Operating Officer of the Company, the General Partner and TRI between January 1, 2012 and November 12, 2015. Mr. Heim previously served as Executive Vice President and Chief Operating Officer of the Company between the date of its formation on October 27, 2005 and December 2011, of the General Partner between October 2006 and December 2011 and of TRI between April 2004 and December 2011 and was a consultant for the TRI predecessor company during 2003. Mr. Heim also served as a consultant in the energy industry from 2001 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Heim served as Chief Operating Officer and Executive Vice President of Coastal Field Services, a subsidiary of The Coastal Corp. (“Coastal”) a diversified energy company, from 1997 to 2001 and President of Coastal States Gas Transmission Company from 1997 to 2001. In these positions, he was responsible for Coastal’s midstream gathering, processing, and marketing businesses. Prior to 1997, he served as an officer of several other Coastal exploration and production, marketing and midstream subsidiaries.

Jeffrey J. McParland has served as President—Finance and Administration of the Company and TRI since October 25, 2010 and of the General Partner since December 15, 2010. He has also served as a director of TRI since December 16, 2010. Mr. McParland served as Executive Vice President and Chief Financial Officer of the Company between October 27, 2005 and October 25, 2010 and of TRI between April 2004 and October 25, 2010 and was a consultant for the TRI predecessor company during 2003. He served as Executive Vice President and Chief Financial Officer of the General Partner between October 2006 and December 15, 2010 and served as a director of the General Partner from October 2006 to February 2007. Mr. McParland served as Treasurer of the Company from October 27, 2005 until May 2007, of the General Partner from October 2006 until May 2007 and of TRI from April 2004 until May 2007. Mr. McParland served as Secretary of TRI between February 2004 and May 2004, at which time he was elected as Assistant Secretary. Mr. McParland served as Senior Vice President, Finance of Dynegy Inc., a company engaged in power generation, the midstream natural gas business and energy marketing, from 2000 to 2002. In this position, he was responsible for corporate finance and treasury operations activities. He served as Senior Vice President, Chief Financial Officer and Treasurer of PG&E Gas Transmission, a midstream natural gas and regulated natural gas pipeline company, from 1999 to 2000. Prior to 1999, he worked in various engineering and finance positions with companies in the power generation and engineering and construction industries.

Paul W. Chung has served as Executive Vice President, General Counsel and Secretary of the Company since its formation on October 27, 2005, of the General Partner since October 2006 and of TRI since May 2004. Mr. Chung served as Executive Vice President and General Counsel of Coral from 1999 to April 2004; Shell Trading North America Company, a subsidiary of Shell, from 2001 to April 2004; and Coral Energy, LLC from 1999 to 2001. In these positions, he was responsible for all legal and regulatory affairs. He served as Vice President and Assistant General Counsel of Tejas from 1996 to 1999. Prior to 1996, Mr. Chung held a number of legal positions with different companies, including the law firm of Vinson & Elkins L.L.P.

Matthew J. Meloy has served as Executive Vice President and Chief Financial Officer of the Company and the General Partner since May 2015 and of TRI since June 2015. He also served as Treasurer of the Company and the General Partner until December 2015. Mr. Meloy previously served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and TRI since October 25, 2010 and of the General Partner since December 15, 2010. He also served as Vice President—Finance and Treasurer of the Company and TRI between April 2008 and October 2010, and as Director, Corporate Development of the Company and TRI between March 2006 and March 2008 and of the General Partner between March 2006 and March 2008. He has served as Vice President—Finance and Treasurer of the General Partner between April 2008 and December 15, 2010. Mr. Meloy was with The Royal Bank of Scotland in the structured finance group, focusing on the energy sector from October 2003 to March 2006, most recently serving as Assistant Vice President.

John R. Sparger has served as Senior Vice President and Chief Accounting Officer of the Company and TRI since January 2006 and of the General Partner since October 2006. Mr. Sparger served as Vice President, Internal Audit of the Company between October 2005 and January 2006 and of TRI between November 2004 and January 2006. Mr. Sparger served as a consultant in the energy industry from 2002 through September 2004, including TRI between February 2004 and September 2004, providing advice to various energy companies and entities regarding processes, systems, accounting and internal controls. Prior to 2002, he worked in various accounting and administrative positions with companies in the energy industry, audit and consulting positions in public accounting and consulting positions with a large international consulting firm.

D. Scott Pryor, has served as Executive Vice President—Logistics and Marketing of the Company and the General Partner since November 12, 2015. Mr. Pryor previously served as Senior Vice President—NGL Logistics & Marketing of Targa Resources Operating LLC (“Targa Operating”) and various other subsidiaries of the Partnership between June 2014 and November 2015. He also served as Vice President of Targa Operating between July 2011 and May 2014 and has held officer positions with other Partnership subsidiaries since 2005.

Patrick J. McDonie, has served as Executive Vice President—Southern Field Gathering and Processing of the Company and the General Partner since November 12, 2015. Mr. McDonie previously served as President of Atlas Pipeline Partners GP LLC (“Atlas”), which was acquired by the Partnership on February 28, 2015, between October 2013 and February 2015. He also served as Chief Operating Officer of Atlas between July 2012 and October 2013 and as Senior Vice President of Atlas between July 2012 and October 2013. He served as President of ONEOK Energy Services Company, a natural gas transportation, storage, supplier and marketing company between May 2008 and July 2012.

Dan C. Middlebrooks, has served as Executive Vice President—Northern Field Gathering and Processing of the Company and the General Partner since November 12, 2015. Mr. Middlebrooks previously served as Senior Vice President—Field G&P of Targa Operating and various other subsidiaries of the Partnership between June 2014 and November 2015. He also served as Vice President—Supply and Business Development of various subsidiaries of Targa Operating between June 2010 and May 2014 and has held officer positions with other Partnership subsidiaries since 2008.

Clark White, has served as Executive Vice President—Engineering and Operations of the Company and the General Partner since November 12, 2015. Mr. White previously served as Senior Vice President—Field G&P of Targa Operating and various other subsidiaries of the Partnership between June 2014 and November 2015. He also served as Vice President of Targa Operating between July 2011 and May 2014 and has held officer positions with other Partnership subsidiaries since 2003.

Rene R. Joyce has served as a director of the Company since its formation on October 27, 2005 and of the General Partner since October 2006. Mr. Joyce previously served as Executive Chairman of the Board of the General Partner and TRI between January 1, 2012 and December 31, 2014. He also served as Chief Executive Officer of the Company between October 27, 2005 and December 31, 2011, the General Partner between October 2006 and December 31, 2011 and TRI between February 2004 and December 31, 2011. He also served as director of TRI between 2004 and December 31, 2011 and was a consultant for the TRI predecessor company during 2003. He also served as a member of the supervisory directors of Core Laboratories N.V. until May 2013.

Mr. Joyce served as a consultant in the energy industry from 2000 through 2003 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Joyce served as President of onshore pipeline operations of Coral Energy, LLC, a subsidiary of Shell Oil Company (“Shell”) from 1998 through 1999 and President of energy services of Coral, a subsidiary of Shell which was the gas and power marketing joint venture between Shell and Tejas, during 1999. Mr. Joyce served as President of various operating subsidiaries of Tejas, a natural gas pipeline company, from 1990 until 1998 when Tejas was acquired by Shell. As the founding Chief Executive Officer of TRI, Mr. Joyce brings deep experience in the midstream business, expansive knowledge of the oil and gas industry, as well as relationships with chief executives and other senior management at peer companies, customers and other oil and natural gas companies throughout the world. His experience and industry knowledge, complemented by an engineering and legal educational background, enable Mr. Joyce to provide the board with executive counsel on the full range of business, technical, and professional matters.

Charles R. Crisp has served as a director of the Company since its formation on October 27, 2005 and of TRI between February 2004 and December 2010. Mr. Crisp was President and Chief Executive Officer of Coral Energy, LLC, a subsidiary of Shell Oil Company from 1999 until his retirement in November 2000, and was President and Chief Operating Officer of Coral from January 1998 through February 1999. Prior to this, Mr. Crisp served as President of the power generation group of Houston Industries and, between 1988 and 1996, as President and Chief Operating Officer of Tejas. Mr. Crisp is also a director of AGL Resources Inc., EOG Resources Inc. and IntercontinentalExchange Inc. Mr. Crisp brings extensive energy experience, a vast understanding of many aspects of our industry and experience serving on the boards of other public companies in the energy industry. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the board of directors.

Chris Tong has served as a director of the Company since January 2006 and of TRI between January 2006 and December 2010. Mr. Tong is a director of Kosmos Energy Ltd. He also served as a director of Cloud Peak Energy Inc. from October 2009 until May 2012. He served as Senior Vice President and Chief Financial Officer of Noble Energy, Inc. from January 2005 until August 2009. He also served as Senior Vice President and Chief Financial Officer for Magnum Hunter Resources, Inc. from August 1997 until December 2004. Prior thereto, he was Senior Vice President of Finance of Tejas Acadian Holding Company and its subsidiaries, including Tejas Gas Corp., Acadian Gas Corporation and Transok, Inc., all of which were wholly-owned subsidiaries of Tejas Gas Corporation. Mr. Tong held these positions from August 1996 until August 1997, and had served in other treasury positions with Tejas since August 1989. Mr. Tong brings a breadth and depth of experience as a chief financial officer in the energy industry, a financial executive, a director of other public companies and a member of other audit committees. He brings significant financial, capital markets and energy industry experience to the board and in his position as the chairman of our Audit Committee.

Ershel C. Redd Jr. has served as a director of the Company since February 2011. Mr. Redd has served as a consultant in the energy industry since 2008 providing advice to various energy companies and investors regarding their operations, acquisitions and dispositions. Mr. Redd was President and Chief Executive Officer of El Paso Electric Company, a public utility company, from May 2007 until March 2008. Prior to this, Mr. Redd served in various positions with NRG Energy, Inc., a wholesale energy company, including as Executive Vice President – Commercial Operations from October 2002 through July 2006, as President – Western Region from February 2004 through July 2006, and as a director between May 2003 and December 2003. Mr. Redd served as Vice President of Business Development for Xcel Energy Markets, a unit of Xcel Energy Inc., from 2000 through 2002, and as President and Chief Operating Officer for New Century Energy’s (predecessor to Xcel Energy Inc.) subsidiary, Texas Ohio Gas Company, from 1997 through 2000. Mr. Redd brings to the Company extensive energy industry experience, a vast understanding of varied aspects of the energy industry and experience in corporate performance, marketing and trading of natural gas and natural gas liquids, risk management, finance, acquisitions and divestitures, business development, regulatory relations and strategic planning. His leadership and business experience and deep knowledge of various sectors of the energy industry bring a crucial insight to the board of directors.

Laura C. Fulton has served as a director of the Company since February 26, 2013. Ms. Fulton has served as the Chief Financial Officer of Hi-Crush Proppants LLC since April 2012 and Hi-Crush GP LLC, the general partner of Hi-Crush Partners LP, since May 2012. From March 2008 to October 2011, Ms. Fulton served as Executive Vice President, Accounting and then Executive Vice President, Chief Financial Officer of AEI Services, LLC, an owner and operator of essential energy infrastructure assets in emerging markets. Prior to AEI, Ms. Fulton spent 12 years with Lyondell Chemical Company in various capacities, including as general auditor responsible for internal audit and the Sarbanes-Oxley certification process, and as the assistant controller. Prior to that, she spent 11 years with Deloitte & Touche in public accounting, with a focus on audit and assurance. As a chief financial officer, general auditor and external auditor, Ms. Fulton brings to the company extensive financial, accounting and compliance process experience. Ms. Fulton’s experience as a financial executive in the energy industry, including her current position with an MLP, also brings industry and capital markets experience to the board.

Waters S. Davis, IV has served as director of the Company since July 2015. Mr. Davis is currently an executive advisor to CCMP Capital, a private equity firm, and has served as such since October 2012. Mr. Davis has served as President of National Christian Foundation, Houston since July 2014. Mr. Davis was Executive Vice President of NuDevco LLC from December 2009 to December 2013. Prior to his employment with NuDevco, he served as President of Reliant Energy Retail Services from June 1999 to January 2002 and as Executive Vice President of Spark Energy from April 2007 to November 2009. He previously served as a senior executive at a number of private companies, providing operational and strategic guidance. Mr. Davis also serves as a director of Milacron Holdings Corp. and Newark E&P Operating LLC. Mr. Davis brings expertise in the retail energy, midstream and services industries, which enhances his contributions to the board of directors.

Robert B. Evans has served as a director of the Company since March 1, 2016 and the General Partner since February 2007. Mr. Evans is also a director of New Jersey Resources Corporation, Sprague Resources GP LLC and One Gas, Inc. Mr. Evans was the President and Chief Executive Officer of Duke Energy Americas, a business unit of Duke Energy Corp., from January 2004 until his retirement in March 2006. Mr. Evans served as the transition executive for Energy Services, a business unit of Duke Energy, during 2003. Mr. Evans also served as President of Duke Energy Gas Transmission beginning in 1998 and was named President and Chief Executive Officer in 2002. Prior to his employment at Duke Energy, Mr. Evans served as Vice President of marketing and regulatory affairs for Texas Eastern Transmission and Algonquin Gas Transmission from 1996 to 1998. Mr. Evans’ extensive experience in the gas transmission and energy services sectors enhances the knowledge of the board in these areas of the oil and gas industry. As a former President and CEO of various operating companies, his breadth of executive experiences is applicable to many of the matters routinely facing the Company.

MEETINGS AND COMMITTEES OF DIRECTORS

Board of Directors

Our Board of Directors consists of ten members. The Board of Directors reviewed the independence of our directors using the independence standards of the New York Stock Exchange (“NYSE”) and various other factors discussed under “Director Independence,” and, based on this review, determined that Messrs. Crisp, Evans, Davis, Redd and Tong and Ms. Fulton are independent within the meaning of the NYSE listing standards currently in effect. The board held eleven meetings during 2015, and its independent directors met in executive session three times during 2015. During 2015, each of the directors that served on the Board of Directors during the year (other than Mr. Davis) attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which that director served. Mr. Davis, who joined the Board of Directors on July 21, 2015, attended at least 75% of the aggregate of the total number of meetings of the board and the total number of meetings of all committees of the board on which he served during the portion of the year he was a director.

Our directors are divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2017, 2018 and 2016, respectively. The Class I directors are Messrs. Crisp, Heim and Whalen and Ms. Fulton, the Class II directors are Messrs. Evans, Perkins and Redd and the Class III directors are Messrs. Davis, Joyce and Tong. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our Board of Directors could have the effect of increasing the length of time necessary to change the composition of a majority of the Board of Directors. In general, at least two annual meetings of stockholders will be necessary for stockholders to effect a change in a majority of the members of the Board of Directors.

Committees of the Board of Directors

Our Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee and may have such other committees as the Board of Directors shall determine from time to time. Each of the standing committees of the Board of Directors has the composition and responsibilities described below.

Audit Committee

The members of our Audit Committee are Messrs. Tong and Redd and Ms. Fulton. Mr. Tong is the Chairman of this committee. Our Board of Directors has affirmatively determined that Messrs. Tong and Redd and Ms. Fulton are independent as described in the rules of the NYSE and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has also determined that, based upon relevant experience, Mr. Tong is an “audit committee financial expert” as defined in Item 407 of Regulation S-K.

This committee oversees, reviews, acts on and reports on various auditing and accounting matters to our Board of Directors, including: the selection of our independent accountants, the scope of our annual audits, fees to be paid to the independent accountants, the performance of our independent accountants and our accounting practices. In addition, the Audit Committee oversees our compliance programs relating to legal and regulatory requirements. We have adopted an Audit Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com. The Audit Committee held four meetings during 2015.

Compensation Committee

The members of our Compensation Committee are Messrs. Davis, Crisp and Evans. Mr. Davis is the Chairman of this committee. This committee establishes salaries, incentives and other forms of compensation for officers and other employees. Our Compensation Committee also administers our incentive compensation and benefit plans. We have adopted a Compensation Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com. The Compensation Committee held nine meetings during 2015. Our Board of Directors has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

The Compensation Committee has the authority to retain, compensate, direct, oversee and terminate outside counsel, compensation consultants and other advisors hired to assist the Compensation Committee. For 2015, the Compensation Committee retained BDO USA, LLP (the “Compensation Consultant” or “BDO”) as its independent compensation consultant for matters related to executive and non-management director compensation. The Compensation Consultant reports to the Compensation Committee and does not provide any additional services to us.

In July 2015, the Compensation Committee considered the independence of BDO in light of SEC rules and the NYSE listing standards. The Compensation Committee requested and received a letter from BDO addressing the consulting firm’s independence, including the following factors:

•	Other services provided to us by BDO;

•	Fees paid by us as a percentage of BDO’s total revenue;

•	Policies or procedures maintained by BDO that are designed to prevent a conflict of interest;

•	Any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee;

•	Any stock of the Company owned by the individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and BDO or the individual consultants involved in the engagement.

The Compensation Committee discussed these considerations and concluded that the work of BDO did not raise any conflict of interest.

Nominating and Governance Committee

The members of our Nominating and Governance Committee are Messrs. Crisp, Davis and Tong. Mr. Crisp is the Chairman of this committee. This committee identifies, evaluates and recommends qualified nominees to serve on our Board of Directors, develops and oversees our internal corporate governance processes and maintains a management succession plan. We have adopted a Nominating and Governance Committee charter defining the committee’s primary duties in a manner consistent with the rules of the SEC and NYSE that is posted on the Company’s website at www.targaresources.com. The Nominating and Governance Committee held three meetings during 2015. Our Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing board membership.

In evaluating director candidates, the Nominating and Governance Committee assesses whether a candidate possesses the integrity, judgment, knowledge, experience, skills and expertise that are likely to enhance the board’s ability to manage and direct the affairs and business of the Company, including, when applicable, to enhance the ability of committees of the board to fulfill their duties.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis (“CD&A”) contains statements regarding our compensation programs and our executive officers’ business priorities related to our compensation programs and target payouts under the programs. These business priorities are disclosed in the limited context of our compensation programs and should not be understood to be statements of management’s expectations or estimates of results or other guidance.

Overview

Compensatory arrangements with our executive officers identified in the Summary Compensation Table (“named executive officers”) are approved by the Compensation Committee of our Board of Directors (the “Compensation Committee”). For 2015, our named executive officers were:

Name	Position During 2015
Joe Bob Perkins	Chief Executive Officer
Michael A. Heim (1)	Vice Chairman of the Board
Jeffrey J. McParland	President—Finance and Administration
Paul W. Chung	Executive Vice President, General Counsel and Secretary
Matthew J. Meloy (2)	Executive Vice President and Chief Financial Officer

(1)	On November 12, 2015, Mr. Heim was appointed as Vice Chairman of the Board of the General Partner, which is the General Partner of the Partnership. In connection with his new role as Vice Chairman of the Board of the General Partner, Mr. Heim resigned from his positions as President and Chief Operating Officer of the General Partner and the Company. Mr. Heim is Vice Chairman of the Board of the Company and is a director of the Company. He continues to be an employee of the Company and a member of its executive management team.
(2)	Mr. Meloy served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the General Partner prior to his promotion to the Executive Vice President role in May 2015.

Our named executive officers also serve as executive officers of the General Partner. Immediately prior to completion of the merger pursuant to which the Company acquired all of the Partnership common units not already owned by it (the “Buy-In Transaction”) on February 17, 2016, the Company owned an 8.8% interest in the Partnership, including the 2% General Partner interest, and was the indirect parent of the General Partner. Following completion of the Buy-In Transaction, the Partnership’s common units ceased to be publicly traded, and the Partnership became a subsidiary of the Company. The compensation information described in this CD&A and contained in the tables that follow reflects all compensation received by our named executive officers for the services they provide to us and for the services they provide to the General Partner and the Partnership for the years covered. For further discussion of the compensation of our named executive officers following completion of the Buy-In Transaction and for 2016 generally, please see “—Changes for 2016.”

For 2015, all decisions regarding named executive officer compensation were made by the Compensation Committee, except that long-term equity incentive awards recommended by the Compensation Committee under the Targa Resources Partners Long-Term Incentive Plan were approved by the board of directors of the General Partner as administrator of that plan, which plan was assumed by the Company in connection with the Buy-In Transaction. The named executive officers devote their time as needed to the conduct of our business and affairs and the conduct of the Partnership’s business and affairs. During 2015, the Partnership reimbursed us and our affiliates for the compensation of our named executive officers pursuant to the Partnership’s partnership agreement. See “—Transactions with Related Persons—Reimbursement of Operating and General and Administrative Expense” for additional information regarding the Partnership’s reimbursement obligations.

The Compensation Committee believes that the actions it has taken to govern compensation in a responsible way as described in this CD&A and the Company’s performance over its trading history demonstrate that our compensation programs are structured to pay reasonable amounts for performance based on our understanding of the markets in which we compete for executive talent and the returns our shareholders have realized.

We held our last advisory say on pay vote regarding executive compensation at our 2014 Annual Meeting. At that meeting, more than 99% of the votes cast by our shareholders approved the compensation paid to our named executive officers as described in the CD&A and the other related compensation tables and disclosures contained in our Proxy Statement filed with the SEC on April 7, 2014. The Board of Directors and the Compensation Committee reviewed the results of this vote and concluded that, with this level of support, no changes to our compensation design and philosophy needed to be considered. In accordance with the preference expressed by our shareholders to conduct an advisory vote on executive compensation every three years, the next advisory vote will occur as part of the 2017 Annual Meeting. At the 2017 Annual Meeting, our shareholders will also have the opportunity to vote on the frequency of future advisory votes on executive compensation.

Summary of Key Strategic Results

Our main source of cash flow is from our general and limited partner interests and, prior to completion of the Buy-In Transaction, our incentive distribution rights in the Partnership. As described in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our Annual Report on Form 10-K, our 2015 strategic and operational accomplishments, our 2015 financial results and the 2015 financial results of the Partnership demonstrate the significant increases in both our business scale and diversity and in our results of operations in comparison to 2014. In summary, some of our more significant financial, operational and strategic highlights in 2015 included:

•

Excellent execution across our businesses, despite a commodity price environment substantially below expectations, with Partnership Adjusted EBITDA of $1.19 billion, volumes above targets, and dividend and distribution growth achieving public guidance;

•	Excellent execution on 2015 expenditures of approximately $680 million for announced expansion projects completed or on track to be completed on and on or below budget;

•	Continued development of our potential future expansion project portfolio;

•	Continued growth and execution of Badlands operations in the Bakken Shale;

•	Timely closing of the Atlas mergers, highly effective coordination of pre-closing activities and post-closing operations, and strong business performance; and

•

A continued strong track record and performance regarding safety, with several industry safety recognitions in 2015, and compliance in all aspects of our business, including environmental and regulatory compliance.

See “—Components of Executive Compensation Program for Fiscal 2015—Annual Cash Incentive Bonus” for further discussion of these summary highlights. Please also see our Annual Report on Form 10-K for the year ended December 31, 2015 for a reconciliation of Adjusted EBITDA to net income and net cash provided by operating activities.

As we enter 2016, our industry continues to be significantly impacted by lower crude oil, natural gas prices and NGL prices. In this period of commodity price uncertainty, we have adapted our business strategies to preserve liquidity and financial strength. We believe the Buy-In Transaction, which was completed on February 17, 2016, provides immediate and long-term benefits to the Company’s and the Partnership’s investors , and best positions the combined companies to manage successfully through the current commodity price environment with an improved coverage and credit profile, simplified corporate structure and lower cost of capital. As such, the Buy-In Transaction is intended to deliver immediate and significant value to our shareholders and the Partnership’s former unitholders.

Summary of 2015 and 2016 Compensation Decisions

While the compensation arrangements for our named executive officers during fiscal 2015 remained substantially similar to those in place during fiscal 2014, specific compensatory changes in 2015 included the following:

•

Base salary raises were approved for the named executive officers ranging from 6.4% to 29.5%. The Compensation Committee authorized base salary increases for the named executive officers in order to align the total direct compensation of these individuals more closely with the total direct compensation provided to similarly situated executives at companies within our 2015 Peer Group, adjusted for company size, and to reflect professional growth and the assumption of additional responsibilities. See “—Methodology and Process—Role of Peer Group and Benchmarking” for a description of the companies that comprise the 2015 Peer Group and of the methodology employed by the Compensation Consultant, to adjust Peer Group total direct compensation for company size.

•

The target bonus percentage for Mr. Meloy for 2015 under our annual cash incentive bonus plan was increased in order to align his total direct compensation more closely with the total direct compensation provided to similarly situated officers at companies within our 2015 Peer Group, adjusted for company size. For similar reasons, the long-term equity incentive award opportunities for 2015 for the named executive officers were also increased.

Although as described above under “—Summary of Key Strategic Results,” and as discussed further below under “— Components of Executive Compensation Program for Fiscal 2015—Annual Cash Incentive Bonus,” our overall performance on the 2015 business priorities exceeded expectations for the year, in light of the current industry conditions and uncertainty, in January 2016 the Compensation Committee approved funding of a cash bonus pool at 75% of target under the 2015 Bonus Plan. In connection with this approval and our current focus on reducing cash expenses, the Compensation Committee provided that no cash bonuses would be paid to our named executive officers under the 2015 Bonus Plan, and that these officers would instead receive restricted stock unit awards in an amount corresponding to 75% of their respective target bonus amounts under the 2015 Bonus Plan. These restricted stock unit awards will vest in full three years after the date of award, subject to continued employment of the officers through that date. The Compensation Committee also approved the use of restricted stock unit awards instead of cash bonuses for all other officers of the Company or its subsidiaries and in lieu of a portion of cash bonuses for certain other employees.

With respect to 2016 compensation, the Compensation Committee approved management’s recommendations for changes to Mr. Meloy’s total compensation and, in the context of the difficult industry environment, management’s recommendations for no changes to the base salaries, target bonus percentages and long-term equity incentive award opportunities for the other named executive officers for 2016. The changes to Mr. Meloy’s compensation were made to complete a phased transition to bring his total direct compensation more closely in line with the total direct compensation provided to similarly situated executives at companies within our 2016 Peer Group, adjusted for company size. Consistent with the recommendation of Mr. Perkins and Mr. Whalen, our Executive Chairman, and at their request and in the context of a difficult industry environment including commodity price levels and related uncertainties and the resulting impact on the Company’s businesses and customers, the Compensation Committee approved the future award of quarterly grants of restricted stock to Mr. Perkins and to Mr. Whalen in lieu of all of their 2016 base salary. These restricted stock awards will be granted on the last business day of each quarter, each with a one year vesting period. The number of restricted shares to be awarded will be determined by dividing one-fourth of the officer’s annual base salary by the average closing price of the shares of common stock for all trading days during the quarter ending on the date that is five business days prior to the last business day of the quarter. In addition, for 2016, the Compensation Committee awarded the full amount of the long-term equity incentive awards in the form of restricted stock unit awards under our Stock Incentive Plan (instead of utilizing a combination of long-term incentive awards settled in both Company equity and Partnership equity as had been the case in recent years) due to the Buy-In Transaction, as Partnership common units would no longer be publicly traded. See “—Changes for 2016” for additional information regarding named executive officer compensation for fiscal 2016 and for a description of our Peer Group companies for 2016.

Discussion and Analysis of Executive Compensation

Compensation Philosophy and Elements

The following compensation objectives guide the Compensation Committee in its deliberations about executive compensation matters:

•

Competition Among Peers. The Compensation Committee believes our executive compensation program should enable us to attract and retain key executives by providing a total compensation program that is competitive with the market in which we compete for executive talent, which encompasses not only diversified midstream companies but also other energy industry companies as described in “—Methodology and Process—Role of Peer Group and Benchmarking” below.

•

Accountability for Performance. The Compensation Committee believes our executive compensation program should ensure an alignment between our strategic, operational and financial performance and the total compensation received by our named executive officers. This includes providing compensation for performance that reflects individual and company performance both in absolute terms and relative to our Peer Group.

•

Alignment with Shareholder Interests. The Compensation Committee believes our executive compensation program should ensure a balance between short-term and long-term compensation while emphasizing at-risk or variable compensation as a valuable means of supporting our strategic goals and aligning the interests of our named executive officers with those of our shareholders.

•	Supportive of Business Goals. The Compensation Committee believes that our total compensation program should support our business objectives and priorities.

Consistent with this philosophy and the compensation objectives, our 2015 executive compensation program consisted of the following elements:

Compensation Element	Description	Role in Total Compensation
Base Salary	Competitive fixed-cash compensation based on an individual’s role, experience, qualifications and performance	• A core element of competitive total compensation, important in attracting and retaining key executives

Annual Cash Incentive Bonus	Variable cash payouts tied to achievement of annual financial, operational and strategic business priorities and determined in the sole discretion of the Compensation Committee

•    Aligns named executive officers with annual strategic, operational and financial results

•    Recognizes individual and performance-based contributions to annual results

•    Supplements base salary to help attract and retain executives

Long-Term Equity Incentive Awards	Restricted stock unit awards granted under our Stock Incentive Plan Equity-settled performance unit awards granted under the Partnership’s Long-Term Incentive Plan

•    Aligns named executive officers with sustained long-term value creation

•    Creates opportunity for a meaningful and sustained ownership stake

•    Combined with salary and annual bonus, provides a competitive target total direct compensation opportunity substantially contingent on our performance relative to our LTIP Peer Group

Compensation Element	Description	Role in Total Compensation

Benefits	401(k) plan, health and welfare benefits

•    Our named executive officers are eligible to participate in benefits provided to other Company employees

•    Contributes toward financial security for various life events (e.g., disability or death)

•    Generally competitive with companies in the midstream sector

Post-Termination Compensation	“Double trigger” cash change in control payments

•    Helps mitigate possible disincentives to pursue value-added merger or acquisition transactions if employment prospects are uncertain

•    Provides assistance with transition if post-transaction employment is not offered

Perquisites	None, other than minimal parking subsidies	• The Compensation Committee’s policy is not to pay for perquisites for any of our named executive officers, other than minimal parking subsidies

Fiscal 2015 Total Direct Compensation

We review the mix of base salary, annual cash incentive bonuses and long-term equity incentive awards (i.e., total direct compensation) each year for the Company and for our Peer Group. We view the various components of total direct compensation as related but distinct and emphasize pay for performance, with a significant portion of total direct compensation reflecting a risk aspect tied to long- and short-term financial and strategic goals. Although we typically target annual long-term equity incentive awards as a percentage of base salary, we have historically not operated under any formal policies or specific guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation. However, we believe that our compensation packages are representative of an appropriate mix of compensation components, and we anticipate that we will generally continue to utilize a similar, though not identical, mix of compensation in future years.

The approximate allocation of target total direct compensation for our named executive officers in fiscal 2015 is presented below. This reflects (i) the salary rates in effect as of December 31, 2015, (ii) target annual cash incentive bonuses for services performed in fiscal 2015, and (iii) the grant date fair value of long-term equity incentive awards granted during fiscal 2015.

Fiscal 2015 Target Total Direct Compensation

	Joe Bob Perkins	Michael A. Heim	Jeffrey J. McParland	Paul W. Chung	Matthew J. Meloy
Base Salary	21%	25%	28%	28%	30%
Annual Cash Incentive Bonus	21%	23%	26%	26%	24%
Long-Term Equity Incentive Awards	58%	52%	46%	46%	46%
Total	100%	100%	100%	100%	100%

Over the last three calendar years, the target total direct compensation (base salary plus target annual cash incentive bonus plus grant date fair value of long-term equity incentive awards) as set by the Compensation Committee for our Chief Executive Officer has resulted in target levels that have averaged approximately 82% of the average median market total direct compensation level. The median market compensation level is determined by the Compensation Consultant using a regression analysis for our Peer Group that adjusts for company size and that predicts total direct compensation as correlated to market capitalization and total assets. The following chart illustrates the relationship between the target total direct compensation available to our Chief Executive Officer and the median market level developed by our Compensation Consultant for the last three years.

Because incentive compensation (i.e., target annual cash incentive bonus and grant date fair value of long-term equity incentive awards) comprised 79% of our Chief Executive Officer’s total direct compensation opportunity for 2015, the amount of compensation he ultimately realizes from these awards may be more or less than the target amount as determined in particular by our Compensation Committee’s evaluation of our performance and the total shareholder return on our common stock.

Annual Total Shareholder Return

In the last three calendar years, we have delivered annual total returns to our shareholders of -71.3% (for 2015), 23.3% (for 2014) and 70.8% (for 2013).

Methodology and Process

Role of Compensation Consultant in Setting Compensation

The Compensation Committee retained BDO as its independent Compensation Consultant to advise the Compensation Committee on matters related to executive and non-management director compensation for 2015. During 2014 and 2015, the Compensation Committee received advice from the Compensation Consultant with respect to the development and structure of our 2015 executive compensation program. As discussed above under “Meetings and Committees of Directors—Committees of the Board of Directors—Compensation Committee,” the Compensation Committee has concluded that we do not have any conflicts of interest with the Compensation Consultant.

Role of Peer Group and Benchmarking

When evaluating annual compensation levels for each named executive officer, the Compensation Committee, with the assistance of the Compensation Consultant and senior management, reviews publicly available compensation data for executives in our Peer Group as well as compensation surveys. The Compensation Committee then uses that information to help set compensation levels for the named executive officers in the context of their roles, levels of responsibility, accountability and decision-making authority within our organization and in the context of company size relative to the other Peer Group members. While compensation data from other companies is considered, the Compensation Committee and senior management do not attempt to set compensation components to meet specific benchmarks.

The Peer Group company data that is reviewed by senior management and the Compensation Committee is simply one factor out of many that is used in connection with the establishment of compensation opportunities for our officers. The other factors considered include, but are not limited to, (i) available compensation data, rankings and comparisons, (ii) effort and accomplishment on a group and individual basis, (iii) challenges faced and challenges overcome, (iv) unique skills, (v) contribution to the management team and (vi) the perception of both the Board of Directors and the Compensation Committee of our performance relative to expectations and actual market/business conditions. All of these factors, including Peer Group company data and analysis, are utilized in a subjective assessment of each year’s decisions relating to base salary, annual cash incentive bonus and long-term equity incentive award decisions.

To reflect the market in which we compete for executive talent, the Peer Group considered by the Compensation Committee in consultation with senior management for compensation comparison purposes for 2015 included companies in three comparator groups: (1) midstream master limited partnerships (“MLPs”), (2) exploration and production companies (“E&Ps”), and (3) energy utilities, and our analysis placed greater weight on the compensation data reported by other publicly-traded midstream MLPs. E&Ps and utilities selected for the Peer Group, in the Compensation Committee’s opinion, provide relevant reference points because they have similar or related operations, compete in the same or similar markets, face similar regulatory challenges and require similar skills, knowledge and experience of their executive officers as we require of our executive officers.

Because many companies in the Peer Group may be larger than we are as measured by market capitalization and total assets, with the assistance of the Compensation Consultant, compensation data for the Peer Group companies is analyzed using multiple regression analysis to develop a prediction of the total compensation that Peer Group companies of comparable size to us would offer similarly-situated executives. For 2015, the regressed data was analyzed separately for each of the three comparator groups and then weighted as follows to develop a reference point for assessing our total executive pay opportunity relative to market practice: (1) MLPs (given a 70% weighting), (2) E&Ps (given a 15% weighting) and (3) utility companies (given a 15% weighting). For 2015, the “Peer Group” companies (for purposes of determining 2015 compensation levels) were:

•

MLP peer companies: Access Midstream Partners, L.P., Atlas Pipeline Partners, L.P. (acquired by us in February 2015), Boardwalk Pipeline Partners, L.P., Buckeye Partners, L.P., DCP Midstream Partners, L.P., Enable Midstream Partners, L.P., Enbridge Energy Partners, L.P., Energy Transfer Partners, L.P., EnLink Midstream Partners, L.P., Enterprise Products Partners L.P., Genesis Energy, L.P., Magellan Midstream Partners, L.P., MarkWest Energy Partners, L.P., NuStar Energy L.P., ONEOK, Inc., Plains All American Pipeline, L.P., Regency Energy Partners L.P., Summit Midstream Partners, L.P. and Williams Companies, Inc.

•

E&P peer companies: Apache Corporation, Cabot Oil & Gas Corporation, Cimarex Energy Company, Denbury Resources Inc., Devon Energy Corporation, EOG Resources, Inc., Halcon Resources Corporation, Murphy Oil Corporation, Newfield Exploration Company, Noble Energy, Inc., Pioneer Natural Resources Company, QEP Resources, Inc., SM Energy Company, Southwestern Energy Company and Ultra Petroleum Corporation

•

Utility peer companies: AGL Resources, Inc., Ameren Corporation, Atmos Energy Corporation, CenterPoint Energy, Inc., Dominion Resources, Inc., DTE Energy Company, Enbridge Inc., EQT Corporation, National Fuel Gas Company, NiSource Inc., Questar Corporation, Sempra Energy, Spectra Energy Corp. and TransCanada Corporation

The Peer Group companies we historically used for compensation comparison purposes had remained fundamentally unchanged since our current approach using regression analysis to adjust for company size was initially developed in 2010. During 2013, we worked with our Compensation Consultant to make a number of changes to the composition of our Peer Group used for 2014 and 2015 compensation purposes in order to reflect the change in ownership status of some of the peer companies and create more balance in the make-up of the Peer Group. Based upon the recommendation of our Compensation Consultant, we made the following changes to the 2014 Peer Group to create the 2015 Peer Group: (i) added two companies—Enable Midstream Partners, L.P. and Summit Midstream Partners, L.P. and (ii) recognized the name change of Crosstex Energy, L.P. to Enlink Midstream Partners, LP which was made in connection with the combination of Devon Energy Corporation’s midstream business with the assets of Crosstex.

Senior management and the Compensation Committee review our compensation-setting practices and Peer Group companies on at least an annual basis. See “—Changes for 2016” for a description of the changes that were made to the Peer Group for 2016 compensation purposes.

Role of Senior Management in Establishing Compensation for Named Executive Officers

Typically, under the direction of the Compensation Committee, senior management consults with the Compensation Consultant and reviews market data and evaluates relevant compensation levels and compensation program elements towards the end of each fiscal year. Based on these consultations and assessments of performance relative to our business priorities, senior management submits emerging conclusions to the Chairman of the Compensation Committee, meets periodically with the full Compensation Committee relative to process and performance and, subsequently, provides a proposal to the Chairman of the Compensation Committee. The proposal includes a recommendation of base salary, target annual cash incentive bonus opportunity and long-term equity incentive awards to be paid or awarded to executive officers for the next fiscal year. In addition, the proposal includes a recommendation regarding the annual cash incentive bonus amount to be paid for the current fiscal year.

The Chairman of the Compensation Committee reviews and discusses the proposal with senior management and the Compensation Consultant and may discuss it with the other members of the Compensation Committee, other members of the Board of Directors, the full Board of Directors and/or the full board of directors of the General Partner. The Chairman of the Compensation Committee may request that senior management provide him with additional information or reconsider or revise the proposal. The resulting recommendation is then submitted for consideration to the full Compensation Committee, which typically invites other members of the Board of Directors and the directors of the General Partner, and also meets separately with the Compensation Consultant. The final compensation decisions are reported to the Board of Directors.

Our senior management members typically have no other role in determining compensation for our named executive officers. The Compensation Committee may delegate the approval of equity-based award grants and other transactions and responsibilities regarding the administration of our equity compensation program to the Executive Chairman of the Board or the Chief Executive Officer with respect to employees other than our Section 16 officers. Our executive officers are delegated the authority and responsibility to determine the compensation for all other employees.

Components of Executive Compensation Program for Fiscal 2015

Base Salary

The base salaries for our named executive officers are set and reviewed annually by the Compensation Committee. Base salaries for our named executive officers have been established based on Peer Group analysis and historical salary levels for these officers, as well as the relationship of their salaries to those of our other executive officers, taking into consideration the value of the total direct compensation opportunities available to our executive officers, including the annual cash incentive bonus and long-term equity incentive award components of our compensation program. The other factors listed above under “— Methodology and Process—Role of Peer Group and Benchmarking” are also considered.

For 2015, the Compensation Committee authorized increases in base salary for our named executive officers, effective March 1, 2015, as set forth in the following table. The changes to Messrs. Perkins’ and Meloy’s base salary rates were part of a phased transition to bring total direct compensation more closely in line with the total direct compensation provided to similarly situated executives at companies within our 2015 Peer Group. With the changes implemented for 2015, total target direct compensation for Mr. Perkins is 90% and for Mr. Meloy is 81% of the median market total direct compensation for similarly situated executives. Similarly, salaries for the other named executive officers were increased to better align total direct compensation opportunities with the target total direct compensation provided to similarly situated executives at companies within our 2015 Peer Group, adjusted for company size, and to reflect professional growth, the assumption of additional responsibilities and individual performance.

	Prior Salary	Base Salary Effective March 1, 2015	Percent Increase
Joe Bob Perkins	$560,000	$725,000	29.5%
Michael A. Heim	535,000	600,000	12.1%
Jeffrey J. McParland	470,000	500,000	6.4%
Paul W. Chung	460,000	490,000	6.5%
Matthew J. Meloy	375,000	400,000	6.7%

Annual Cash Incentive Bonus

For 2015, our named executive officers were eligible to receive annual cash incentive bonuses under the 2015 Annual Incentive Plan (the “2015 Bonus Plan”), which was approved by the Compensation Committee in January 2015. The funding of the cash bonus pool and the payment of individual cash bonuses to executive management, including our named executive officers, are subject to the sole discretion of the Compensation Committee and will generally be determined near or following the end of the year to which the bonus relates.

The target amount of the cash bonus pool for all employees is equal to the sum of the target bonus amounts for all participants in the 2015 Bonus Plan. Each participant’s target bonus amount is equal to the product of the participant’s base salary (at the rate in effect as of the last day of the year to which the bonus relates) and the participant’s target bonus percentage, which may generally range from 5% to 100%. For purposes of the 2015 Bonus Plan, the percentage of base salary that was set as the “target” amount for each named executive officer’s bonus was as follows:

	Target Bonus Percentage (as a % of Base Salary)	Target Bonus Amount
Joe Bob Perkins	100%	$725,000
Michael A. Heim	90%	540,000
Jeffrey J. McParland	90%	450,000
Paul W. Chung	90%	441,000
Matthew J. Meloy	80%	320,000

For 2015, the target bonus percentage for Mr. Meloy was increased from 75% to 80% to align his total direct compensation more closely with the total direct compensation provided to similarly situated officers at companies within our Peer Group, adjusted for company size. The Compensation Committee did not change the target bonus percentages for the other named executive officers from the levels in effect in 2014.

The Chief Executive Officer and the Compensation Committee relied on the Compensation Consultant and market data from Peer Group companies and broader industry compensation practices to establish the target bonus percentages for the named executive officers and the applicable threshold, target and maximum percentage levels for funding the cash bonus pool, which are generally consistent with both Peer Group company and broader energy compensation practices.

The Compensation Committee, after consultation with the Chief Executive Officer, established the following overall threshold, target and maximum levels for the 2015 Bonus Plan: (i) 50% of the target amount of the cash bonus pool would be funded in the event that the Compensation Committee determined that our business priorities had been met for the year at a threshold level; (ii) 100% of the target amount of the cash bonus pool would be funded in the event that the Compensation Committee determined that our business priorities had been met for the year at a target level; and (iii) 200% of the target amount of the cash bonus pool would be funded in the event that the Compensation Committee determined that our business priorities had been met for the year at a maximum level. While the established threshold, target and maximum levels provide general guidelines in determining the funding level of the cash bonus pool each year, senior management recommends a funding level to the Compensation Committee based on our achievement of specified business priorities for the year, and the Compensation Committee ultimately determines the total amount to be allocated to the cash bonus pool in its sole discretion based on its assessment of the business priorities and our overall performance for the year.

For purposes of determining the actual funding level of the cash bonus pool and the amount of individual bonus awards under the 2015 Bonus Plan, the Compensation Committee focused on the business priorities listed in the table below. These priorities are not objective in nature—they are subjective, and performance in regard to these priorities is ultimately evaluated by the Compensation Committee in its sole discretion. As such, success does not depend on achieving a particular target; rather, success is evaluated based on past norms, expectations and unanticipated obstacles or opportunities that arise. For example, hurricanes and deteriorating or changing market conditions may alter the priorities initially established by the Compensation Committee such that certain performance that would otherwise be deemed a negative may, in context, be a positive result. This subjectivity allows the Compensation Committee to account for the full industry and economic context of our actual performance and that of our personnel. The Compensation Committee considers all strategic priorities and reviews performance against the priorities and context but does not apply a formula or assign specific weightings to the strategic priorities in advance.

2015 Business Priority	Committee Consensus	Overall Assessment
Execute on all business dimensions, including 2015 guidance for Adjusted EBITDA and distribution / dividend growth as furnished from time to time	Exceeded

•    Excellent execution across our businesses, even with commodity price environment substantially below expectations, including:

•    exceeding volume targets for field G&P and exports,

•    achieving dividend growth of 23.9% and distribution growth of 4.6% compared to guidance of 25% and 4-5% respectively,

•    Partnership Adjusted EBITDA of $1.19 billion despite significantly lower price environment,

•    significant operating and G&A cost savings,

•    strong credit, inventory, hedging and balance sheet management and capital markets execution

•    Timely closing of the Atlas mergers; highly effective coordination of pre-closing activities and post-closing operations; successful talent retention; business performance stronger than expected

•    Continued growth and execution of Badlands operations in the Bakken in challenging environment, including crude oil volumes 14% and natural gas volumes 26% above 2014, meaningful progress on difficult right of way issues

•    2015 growth capital expenditures of approximately $680 million completed or on track to be completed on or ahead of schedule and on or below budget, including:

•    excellent execution on expansion projects including: Cedar Bayou Fractionator (“CBF”) Train 5 construction; startup of Little Missouri Plant; and the interconnection of Sand Hills and SAOU with West Texas,

•    significant capital expenditure discipline and flexibility for timing of new projects while adding Permian and Oklahoma expansions and Sanchez joint venture,

•    continued development of our potential future expansion project portfolio

•    Strong track record and performance regarding safety and compliance in all aspects of our business, including environmental and regulatory compliance; continued industry recognition through safety awards

•    Structuring of the acquisition by the Company of all of the Partnership’s outstanding publicly traded common units

Close the Atlas mergers—retaining talent at both companies and actively pursuing growth opportunities to achieve business performance consistent with expectations for the merger in the context of prevailing market conditions	Exceeded
Continue the expansion of system capabilities and the commercialization of Badlands including volume targets for 2015	Exceeded
Continue priority emphasis and strong performance relative to a safe workplace	Exceeded
Reinforce business philosophy and mindset that promotes compliance with all aspects of our business including environmental and regulatory compliance	Achieved
Continue to attract and retain needed operational and professional talent	Achieved
Continue to control all costs—operating, capital and general and administrative (“G&A”)	Exceeded
Continue to manage tightly credit, inventory, interest rate and commodity price exposures	Exceeded
Execute on major capital and development projects—finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding	Exceeded
Pursue selected growth opportunities, including new gathering and processing (“G&P”) build-outs, fee-based capital expenditure projects and potential purchases of strategic assets	Achieved
Pursue commercial and financial approaches to achieve maximum value and manage risks	Achieved

After assessing the results of the 2015 business priorities as summarized above, the Compensation Committee determined in January 2016 that overall performance relative to the 2015 business priorities exceeded expectations. This subjective assessment that performance exceeded expectations was based on a qualitative evaluation rather than a mechanical, quantitative determination of results across each of the business priorities, and occurred with the background and ongoing context of (i) refinements of the 2015 business priorities by the Board of Directors and the Compensation Committee, (ii) continued discussion and active dialogue among the Board of Directors and the Compensation Committee and management about priorities and performance, including routine reports sent to the Board of Directors and the Compensation Committee, (iii) detailed monthly performance communications to the Board of Directors, (iv) presentations and discussions in subsequent Board of Directors and Compensation Committee meetings, and (v) further discussion among the Board of Directors and Compensation Committee of our performance relative to expectations near the end and following the end of 2015. The extensive business and board of director experience of the members of the Compensation Committee and of our Board of Directors provides the perspective to make this subjective assessment in a qualitative manner and to evaluate management performance overall and the performance of individual executive officers.

Despite the Compensation Committee’s determination that overall performance on the 2015 business priorities exceeded expectations for the year, the Compensation Committee, in its sole discretion, approved an annual cash bonus pool equal to 75% of the target level under the 2015 Bonus Plan. The Compensation Committee, consistent with management’s recommendation, determined to fund the bonus pool at 75% of target level due to the overall industry environment including commodity price levels and related future uncertainties and the resulting impact on the Company’s businesses and customers. These considerations reduced the payout level that might otherwise have been funded given the Compensation Committee’s determination that overall performance, including organizational performance, exceeded expectations with respect to the 2015 business priorities. In light of the current industry environment and the Company’s resulting focus on reducing cash expenses, the Compensation Committee also determined that cash bonuses would not be paid to our named executive officers under the 2015 Bonus Plan, and that these officers would instead receive restricted stock unit awards in an amount corresponding to 75% of target value under the 2015 Bonus Plan. The restricted stock unit awards will vest in full three years after the date of award, subject to continued employment of the officers through that date. The Compensation Committee also similarly approved the use of restricted stock unit awards instead of cash bonuses for all other officers of the Company or its subsidiaries and in lieu of a portion of cash bonuses for certain other employees.

To determine the value of the restricted stock unit awards to be made to each named executive officer instead of a cash bonus under the 2015 Bonus Plan, the Compensation Committee also evaluated the executive group and each officer’s individual performance for the year. Based on this evaluation, each named executive officer was granted a restricted stock unit award with a value equal to 75% of the respective target bonus amount that would have been paid to that officer under the 2015 Bonus Plan, multiplied by a designated multiple determined by the Compensation Committee for each named executive officer based on his individual performance. The Compensation Committee determined that a performance multiplier of 1.0x should be applied to each named executive officer for 2015. The number of restricted stock units actually awarded to each named executive officer was determined by dividing the total dollar value allocated to the award by the ten-day average closing price of the shares of common stock for the period ending five business days prior to the date of grant (February 29, 2016). The number of restricted stock unit awards instead of cash bonuses was calculated in a similar manner for other employees receiving stock units instead of cash. The following table reflects the grant date value and the number of awards received by our named executive officers with respect to the 2015 Bonus Plan:

	Target Bonus Amount	Individual Performance Factor	Company Performance Factor	Equity Award Value In Lieu of Cash Bonus Amount	Number of Restricted Stock Units Awarded
Joe Bob Perkins	$725,000	1.0	0.75	$543,750	28,320
Michael A. Heim	540,000	1.0	0.75	405,000	21,094
Jeffrey J. McParland	450,000	1.0	0.75	337,500	17,578
Paul W. Chung	441,000	1.0	0.75	330,750	17,227
Matthew J. Meloy	320,000	1.0	0.75	240,000	12,500

Long-Term Equity Incentive Awards

In connection with our initial public offering in December 2010, we adopted the 2010 Stock Incentive Plan (the “Stock Incentive Plan”) under which we may grant to the named executive officers, other key employees, consultants and directors certain equity-based awards, including restricted stock, restricted stock units, bonus stock and performance-based awards. In addition, prior to the Buy-In Transaction, the General Partner sponsored and maintained the Targa Resources Partners Long-Term Incentive Plan (the “Long-Term Incentive Plan”), under which the General Partner could grant equity-based awards related to the Partnership’s common units to individuals, including the named executive officers, who provide services to the Partnership.

For 2015, the Compensation Committee determined the amount of long-term equity incentive awards under the Stock Incentive Plan and recommended to the board of directors of the General Partner an amount of long-term equity incentive awards under the Partnership’s Long-Term Incentive Plan that it believed appropriate as a component of total compensation for each named executive officer based on its decisions regarding each named executive officer’s total compensation targets. The Long-Term Incentive Plan awards were ultimately approved by the General Partner’s board of directors. Long-term equity incentive awards to our named executive officers under the Stock Incentive Plan and the Long-Term Incentive Plan are generally made near the beginning of each year.

For 2015, the value of the long-term equity incentive component of our named executive officers’ compensation was allocated approximately (i) forty percent (40%) to restricted stock units under the Stock Incentive Plan and (ii) sixty percent (60%) to equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan. Upon the recommendation of senior management, the Compensation Committee decided to change our historical allocation of (i) twenty-five percent (25%) awards under the Stock Incentive Plan and (ii) seventy-five percent (75%) awards under the Partnership’s Long-Term Incentive Plan so that the mix of awards would be more closely aligned with the relative market capitalizations of the Company and the Partnership. This allocation of the dollar value of the awards is based on average market prices of the underlying securities prior to the date of grant. The total dollar value of long-term equity incentive awards for each named executive officer for a given year is typically equal to a specified percentage of the officer’s base salary; however, the Compensation Committee may, in its discretion, award additional long-term equity incentive awards if deemed appropriate. The number of shares or units subject to each award is determined by dividing the total dollar value allocated to the award by the ten-day average closing price of the shares or units for the period ending five business days prior to the date of grant. For 2015, the specified percentage of each named executive officer’s base salary used for purposes of determining the amount of long-term equity incentive awards granted and the corresponding dollar values are set forth in the following table:

	Percentage of Base Salary	Total Dollar Value of Long-Term Equity Incentive Awards
Joe Bob Perkins	350%	$2,537,500
Michael A. Heim	250%	1,500,000
Jeffrey J. McParland	200%	1,000,000
Paul W. Chung	200%	980,000
Matthew J. Meloy	190%	760,000

For Messrs. Perkins, Heim, McParland, Chung and Meloy, the base salary percentages used to determine the dollar values of the long-term equity incentive awards were increased from the percentages used in 2014 (300%, 225%, 170%, 170% and 150%, respectively) to align their total direct compensation more closely with similarly situated executives at companies within our 2015 Peer Group, adjusted for company size.

For the 2015 awards to our named executive officers, the Compensation Committee determined that a combination of equity awards consisting of restricted stock units (40% of award value) and equity-settled performance units (60% of award value) would provide an appropriate balance of performance-based long-term incentives and of parent and subsidiary MLP equity. The restricted stock unit awards are time-based awards that capture absolute total return performance of our common stock, and the equity-settled performance unit awards were intended to reflect both the absolute total return of the Partnership’s common units with variable performance based on the total return of the Partnership’s units in relation to the LTIP Peer Group (defined below). Also, this mix was designed to effectively align the named executive officer’s interests with both the interests of our shareholders and the interests of the Partnership’s unitholders. The larger portion of each named executive officer’s long-term equity incentive compensation allocated to equity-settled performance unit awards linked executive compensation not only to the value of Partnership equity over time, but also to the relative performance of the Partnership compared to other midstream partnerships.

Restricted Stock Unit Awards. In 2013 and prior years, the Compensation Committee awarded restricted stock awards to the named executive officers under the terms of our Stock Incentive Plan. For 2014 and 2015, the Compensation Committee decided to award restricted stock units, which will settle in shares of our common stock, instead of restricted stock awards. The terms and conditions of the restricted stock unit awards are substantially similar to the terms and conditions of the previously granted and outstanding restricted stock awards, except that under the restricted stock unit awards, shares of stock are not delivered until the awards vest. The Compensation Committee determined that the use of restricted stock units provides greater design flexibility in our equity award program than restricted stock awards.

On January 15, 2015, our named executive officers were awarded restricted stock units under the Stock Incentive Plan which settle in shares of our common stock in the following amounts: (i) 9,912 restricted stock units to Mr. Perkins, (ii) 5,859 restricted stock units to Mr. Heim, (iii) 3,906 restricted stock units to Mr. McParland, (iv) 3,828 restricted stock units to Mr. Chung and (v) 2,969 restricted stock units to Mr. Meloy. These restricted stock units vest in full on the third anniversary of the grant date, subject to the officer’s continued service or if, from the date of the executive’s retirement through the third anniversary of the grant date, the executive has either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted). The Compensation Committee believes these continued vesting provisions following retirement allow the Company to benefit from employee non-compete obligations and ongoing access to cooperative employees, further align our executives’ interests with those of our shareholders and help attract and retain key employees.

Accelerated vesting provisions applicable to these awards in the event of certain terminations of employment and/or a change in control are described in detail below under “Executive Compensation—Potential Payments Upon Termination or Change in Control—Stock Incentive Plan.” During the period the restricted stock units are outstanding and unvested, we accrue any dividends paid by us in an amount equal to the dividends paid with respect to a share of common stock times the number of restricted stock units awarded. At the time the restricted stock units vest, the named executive officers will receive a cash payment equal to the amount of dividends accrued with respect to such named executive officer’s vested restricted stock units.

Equity-Settled Performance Unit Awards. Our named executive officers also received annual awards of equity-settled performance units under the Partnership’s Long-Term Incentive Plan for 2015. The vesting of these awards was dependent on the satisfaction of certain service-related conditions and the Partnership’s performance relative to the performance of a specified comparator group of publicly-traded partnerships (the “LTIP Peer Group”). The LTIP Peer Group is not composed of the same companies as the peer group companies employed for developing market reference points for executive pay because the companies in those groups are those with which we compete for executive talent. Companies in the LTIP Peer Group are principally those companies with which the Partnership competes to varying extents in the midstream sector. The performance unit awards, which were designed to settle in Partnership common units, were intended to align the interests of the named executive officers and other key employees with those of the Partnership’s equity holders. As described in greater detail below under “—Changes for 2016,” performance unit awards outstanding on February 17, 2016 were converted and restated into comparable awards based on Company common shares in connection with the completion of the Buy-In Transaction. The terms of the performance unit awards as granted in 2015 are described below in this section.

On January 21, 2015, our named executive officers were awarded equity-settled performance units under the Partnership’s Long-Term Incentive Plan in the following amounts: (i) 32,168 performance units to Mr. Perkins, (ii) 19,015 performance units to Mr. Heim, (iii) 12,677 performance units to Mr. McParland, (iv) 12,423 performance units to Mr. Chung and (v) 9,634 performance units to Mr. Meloy.

The performance period for the 2015 performance unit awards began on June 30, 2015 and was designated to end on June 30, 2018. Provided a named executive officer remained continuously employed throughout the performance period, his 2015 performance units would vest on June 30, 2018 and would be settled as soon as practicable following the vesting date by the issuance of Partnership common units. In addition, the performance unit awards would continue to vest on the last day of the performance period if, from the date of the executive’s retirement through the last day of the performance period, the executive either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors would be permitted). The performance unit awards would remain subject to the applicable performance-based vesting requirements described below during the post-retirement period.

In addition to the service-related conditions, certain performance objectives would have to be achieved in order for the performance unit awards to vest. If the service-related conditions were satisfied, the number of Partnership common units issued would be equal to the number of performance units awarded multiplied by the “performance vesting percentage,” which could range from 0% to 150%, dependent upon the relative total return performance of the Partnership’s common units compared to the LTIP Peer Group. For performance results that fall between the 25th percentile and the 50th percentile of the LTIP Peer Group, the performance vesting percentage would be interpolated between 25% and 100% and, for performance results that fall between the 50th percentile and 75th percentile, the performance vesting percentage would be interpolated between 100% and 150%. If the Partnership’s performance was above the 75th percentile of the LTIP Peer Group, the performance vesting percentage would be 150% of the award. If the Partnership’s performance was below the 25th percentile of the LTIP Peer Group, the performance vesting percentage would be 0%.

For the 2015 performance unit awards, the LTIP Peer Group was composed of the Partnership and the following other companies (ticker noted in parenthesis):

Crestwood Midstream Partners L.P. (CMLP)	Magellan Midstream Partners, L.P. (MMP)
Enable Midstream Partners, L.P. (ENBL)	MarkWest Energy Partners, L.P. (MWE)
Enlink Midstream Partners, L.P. (ENLK)	Martin Midstream Partners, L.P. (MMLP)
Enbridge Energy Partners L.P. (EEP)	ONEOK Partners, L.P. (OKS)
Energy Transfer Partners, L.P. (ETP)	Plains All American Pipeline L.P. (PAA)
DCP Midstream Partners, L.P. (DPM)	Williams Partners L.P. (WPZ)

The board of directors of the General Partner retained the ability to modify the LTIP Peer Group in the event a company listed above ceased to be publicly traded or another significant event occurred and a company was determined to no longer be one of the Partnership’s peers. Crestwood Midstream Partners L.P. (CMLP) and MarkWest Energy Partners, L.P. (MWE) were both acquired during the fourth quarter of 2015 and ceased to be publicly traded. No replacement companies were designated by the board of directors of the General Partner or the Compensation Committee, and the 2015 performance unit awards were converted and restated into comparable awards based on Company common shares in connection with the completion of the Buy-In Transaction. See “—Changes for 2016” for more information.

For purposes of the performance unit awards, the Partnership’s performance would be determined based on the comparison of “total return” of a Partnership common unit for the performance period to the “total return” of a common share/unit of each member of the LTIP Peer Group for the performance period. “Total return” would be measured by (i) subtracting (a) the average closing price per share/unit for the first ten trading days of the performance period (the “Beginning Price”) from (b) the sum of (1) the average closing price per share/unit for the last ten trading days of the performance period, plus (2) the aggregate amount of dividends/distributions paid with respect to a share/unit during such period (such result is referred to as the “Value Increase”), and (ii) dividing the Value Increase by the Beginning Price.

During the period the performance unit awards were outstanding, the Partnership accrued any cash distributions paid by the Partnership in an amount equal to the cash distributions paid with respect to a common unit times the number of performance units awarded. At the time the performance unit awards are settled, the named executive officers would also receive a cash payment equal to the product of the performance vesting percentage times the amount of cash distributions accrued with respect to a common unit times the number of such named executive officer’s vested units.

Severance and Change in Control Benefits

The Executive Officer Change in Control Program (the “Change in Control Program”), in which each of our named executive officers is eligible to participate, provides for post-termination payments following a qualifying termination of employment in connection with a change in control event, or what is commonly referred to as a “double trigger” benefit. The vesting of certain of our long-term equity incentive compensation awards accelerates upon a change in control irrespective of whether the officer is terminated, and/or upon certain termination of employment events, such as death, disability or a termination by us without cause. Please see “Executive Compensation—Potential Payments Upon Termination or Change in Control” below for further information.

We believe that the Change in Control Program and the accelerated vesting provisions in our long-term equity incentive awards create important retention tools for us and are consistent with the practices common among our industry peers. Accelerated vesting of long-term equity incentive awards upon a change in control enables our named executive officers to realize value from these awards consistent with value created for investors upon the closing of a transaction. In addition, we believe that post-termination benefits may, in part, mitigate some of the potential uncertainty created by a potential or actual change in control transaction, including with respect to the future employment of the named executive officers, thus allowing management to focus on the business transaction at hand.

On December 3, 2015, the Company amended the Change in Control Program to exclude the direct or indirect purchase of the Partnership or the General Partner by the Company or any of its affiliates from the definition of “change in control.” As a result, the consummation of the Buy-In Transaction did not constitute a change in control event for purposes of the Change in Control Program. The Buy-In Transaction also did not trigger the accelerated vesting of any of our outstanding long-term equity incentive compensation awards. See “—Changes for 2016” for a discussion of the impact of the Buy-In Transaction on performance unit awards previously granted under the Partnership’s Long-Term Incentive Plan.

Retirement, Health and Welfare, and Other Benefits

We offer eligible employees participation in a section 401(k) tax-qualified, defined contribution plan (the “401(k) Plan”) to enable employees to save for retirement through a tax-advantaged combination of employee and company contributions and to provide employees the opportunity to manage directly their retirement plan assets through a variety of investment options. Our employees, including our named executive officers, are eligible to participate in our 401(k) Plan and may elect to defer up to 30% of their eligible compensation on a pre-tax basis (or on a post-tax basis via a Roth contribution) and have it contributed to the 401(k) Plan, subject to certain limitations under the Internal Revenue Code of 1986, as amended (the “Code”). In addition, we make the following contributions to the 401(k) Plan for the benefit of our employees, including our named executive officers: (i) 3% of the employee’s eligible compensation, and (ii) an amount equal to the employee’s contributions to the 401(k) Plan up to 5% of the employee’s eligible compensation. In addition, we may also make discretionary contributions to the 401(k) Plan for the benefit of employees depending on our performance. Company contributions to the 401(k) Plan may be subject to certain limitations under the Code for certain employees. We do not maintain a defined benefit pension plan or a nonqualified deferred compensation plan for our named executive officers or other employees.

All full-time employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, life insurance, dental coverage and disability insurance. It is the Compensation Committee’s policy not to pay for perquisites for any of our named executive officers, other than minimal parking subsidies.

Changes for 2016

In consultation with the Compensation Consultant and taking into consideration the consummation of the Buy-In Transaction, the Compensation Committee has reviewed our executive compensation program and has made limited changes to the compensation of our named executive officers for 2016, as described in more detail below. The analysis provided by the Compensation Consultant indicated that the current total target direct compensation for 2016 of our Chief Executive Officer and of our Chief Financial Officer remain below the competitive median market levels adjusted for company size using the regression analysis of 2016 Peer Group pay programs. However, due to current commodity market and industry conditions, management recommended and the Compensation Committee concurred that no changes would be made to the base salary levels, annual cash incentive award opportunities or long-term equity incentive award opportunities of the named executive officers, other than the salary level and target bonus percentage adjustments for Mr. Meloy as described below. For 2016, total target direct compensation for Mr. Perkins is still only 87% of the median market total direct compensation for similarly situated executives, while the total target direct compensation for our other named executive officers is more closely aligned with the total direct compensation provided to similarly situated executives at companies within our 2016 Peer Group.

2016 Peer Group

Based upon the recommendation of our Compensation Consultant, we made the following changes to the 2015 Peer Group used for compensation comparison purposes to create the 2016 Peer Group: (i) added Crestwood Equity Partners, L.P. as a MLP peer company and (ii) removed Atlas as a MLP peer company due to its acquisition by the Company in 2015.

Base Salary

To date in 2016, the Compensation Committee has not authorized any changes to the base salary rates in effect for the named executive officers during 2015, other than for Mr. Meloy, whose base salary was increased from $400,000 to $460,000, effective March 1, 2016. The change to Mr. Meloy’s base salary is part of a phased transition to bring his total direct compensation more closely in line with the total direct compensation provided to similarly situated executives at companies within our 2016 Peer Group.

Consistent with the recommendation of Mr. Perkins and Mr. Whalen, our Executive Chairman, and at their request and in the context of a difficult industry environment including commodity price levels and related uncertainties and the resulting impact on the Company’s businesses and customers, the Compensation Committee approved the future award of quarterly grants of restricted stock to Mr. Perkins and to Mr. Whalen in lieu of all of their 2016 base salary. These restricted stock awards will be granted on the last business day of each quarter, each with a one year vesting period. The number of restricted shares to be awarded will be determined by dividing one-fourth of the officer’s annual base salary by the average closing price of the shares of common stock for all trading days during the quarter ending on the date that is five business days prior to the last business day of the quarter.

Annual Cash Incentive Bonus

In preparing our business plan for 2016, senior management developed and proposed a set of business priorities to the Compensation Committee, which discussed and adopted the proposed business priorities for purposes of the 2016 Annual Incentive Plan (the “2016 Bonus Plan”). The 2016 business priorities are similar to those in effect for 2015 but have been revised to modify certain objectives and to remove certain goals that have been achieved. The Committee has established the following eight key business priorities for 2016:

•	execute on all business dimensions, including 2016 business plan and dividend guidance,

•	continue priority emphasis and strong performance relative to a safe workplace,

•	reinforce business philosophy and mindset that promote compliance in all aspects of the Company’s business including environmental and regulatory compliance,

•	continue to attract and retain the operational and professional talent needed in the Company’s businesses,

•	continue to control all costs—operating, capital and general and administrative consistent with the existing business environment,

•	execute on major capital and development projects—finalizing negotiations, completing projects on time and on budget, and optimizing economics and capital funding

•	pursue selected growth opportunities including gathering and processing build outs, fee-based capex projects, and potential purchases of strategic assets, and

•	pursue commercial and financial approaches to achieve maximum value and manage risks, including contract, credit, inventory, interest rate and commodity price exposures.

The overall threshold, target and maximum funding percentages for the 2016 Bonus Plan remain the same as for the 2015 Bonus Plan. The target bonus percentages of all named executive officers remain the same as in 2015, except Mr. Meloy’s target bonus percentage has been increased from 80% to 90%, effective in 2016. As with the 2015 Bonus Plan, funding of the cash bonus pool and the payment of individual cash bonuses to executive management, including our named executive officers, is subject to the sole discretion of the Compensation Committee.

Long-Term Equity Incentive Awards

For 2016, the Compensation Committee determined that the long-term equity incentive component of our named executive officers’ compensation will consist solely of restricted stock unit awards under the Stock Incentive Plan due to the Buy-In Transaction, which resulted in all outstanding common units of the Partnership not already owned by the Company being acquired by the Company and the Partnership’s common units ceasing to be publicly traded. For 2016, the percentage of base salary used to determine the total dollar value of the annual long-term equity incentive awards granted to all named executive will remain the same as in 2015. On January 19, 2016, our named executive officers were awarded equity-settled restricted stock units under the Stock Incentive Plan in the following amounts: (i) 102,484 restricted stock units to Mr. Perkins, (ii) 60,582 restricted stock units to Mr. Heim, (iii) 40,388 restricted stock units to Mr. McParland, (iv) 39,580 restricted stock units to Mr. Chung and (v) 35,299 restricted stock units to Mr. Meloy. The number of shares subject to each award is determined by dividing the total dollar value allocated to the award by the ten-day average closing price of the shares for the period ending five business days prior to the date of grant. These restricted stock units vest in full on the third anniversary of the grant date, subject to the officer’s continued service or fulfillment of certain service related requirements following retirement.

Upon completion of the Buy-In Transaction, all outstanding performance unit awards previously granted under the Partnership’s Long-Term Incentive Plan (which was assumed by the Company in connection with the Buy-In Transaction), were converted and restated into comparable awards based on the Company’s common shares. Specifically, each outstanding performance unit award was converted and restated, effective as of the effective time of the Buy-In Transaction, into an award to acquire, pursuant to the same time-based vesting schedule and forfeiture and termination provisions, a comparable number of Company common shares determined by multiplying the number of performance units subject to each award by the exchange ratio in the

Buy-In Transaction (0.62), rounded down to the nearest whole share, and eliminating the performance factor which was based on the Partnership’s common units. All amounts previously credited as distribution equivalent rights under any outstanding performance unit award continue to remain so credited and will be payable on the payment date set forth in the applicable award agreement, subject to the same time-based vesting schedule previously included in the performance unit award, but without application of any performance factor. There was no acceleration of vesting and no monetary value received by our named executive officers in connection with the conversion. See “Executive Compensation—Outstanding Equity Awards at 2015 Fiscal Year End” for information regarding performance unit awards held by the named executive officers as of December 31, 2015.

Other Compensation Matters

Accounting Considerations. We account for the equity compensation expense for our employees, including our named executive officers, under the rules of Financial Accounting Standards Board (“FASB”), Accounting Standards Codification (“ASC”) Topic 718, which requires us to estimate and record an expense for each award of long-term equity incentive compensation over the vesting period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

Clawback Policy. To date, we have not adopted a formal clawback policy to recoup incentive-based compensation upon the occurrence of a financial restatement, misconduct, or other specified events. However, restricted stock and/or restricted stock unit agreements covering grants made to our named executive officers and other employees in 2011 and later years do include language providing that any compensation, payments or benefits provided under such an award (including profits realized from the sale of earned shares) are subject to clawback to the extent required by applicable law.

Securities Trading Policy. All of our officers, employees and directors are subject to our Insider Trading Policy, which, among other things, prohibits officers, employees and directors from engaging in certain short-term or speculative transactions involving our securities. Specifically, the policy provides that officers, employees and directors may not engage in the following transactions: (i) the purchase of our common stock on margin, (ii) short sales of our common stock, or (iii) the purchase or sale of options of any kind, whether puts or calls, or other derivative securities, relating to our common stock.

Compensation Risk Assessment

The Compensation Committee reviews the relationship between our risk management policies and compensation policies and practices each year and, for 2015, has concluded that we do not have any compensation policies or practices that expose us to excessive or unnecessary risks that are reasonably likely to have a material adverse effect on us. Because our Compensation Committee retains the sole discretion for determining the actual amount paid to executives pursuant to our annual cash incentive bonus program, our Compensation Committee is able to assess the actual behavior of our executives as it relates to risk-taking in awarding bonus amounts. In addition, the performance objectives applicable to our annual bonus program consist of a combination of six or more diverse company-wide and business unit goals, including commercial, operational and financial goals to support our business plan and priorities, which we believe lessens the potential incentive to focus on meeting certain short-term goals at the expense of longer-term risk. Further, our use of long-term equity incentive compensation for 2015 with three-year vesting and performance periods serves our executive compensation program’s goal of aligning the interests of executives and shareholders, thereby reducing the incentives to unnecessary risk-taking.

COMPENSATION COMMITTEE REPORT

Messrs. Davis, Crisp and Evans are the current members of our Compensation Committee. Following the completion of the Buy-In Transaction, additional directors were elected to the Board and the membership of the Compensation Committee was changed to balance the workload of directors serving on this committee. As part of this change, effective March 1, 2016, Mr. Redd resigned as member and Chairman of the Compensation

Committee and Ms. Fulton resigned as a member of the Compensation Committee. The Board of Directors appointed Mr. Davis as the Chairman of the Compensation Committee and Mr. Evans as a member of the Compensation Committee. In fulfilling its oversight responsibilities, the Compensation Committee, as composed prior to March 1, 2016, has reviewed and discussed with management the Compensation Discussion and Analysis contained in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our proxy statement. Based on these reviews and discussions, the Compensation Committee, as composed prior to March 1, 2016, recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the year ended December 31, 2015 and in our proxy statement for filing with the SEC.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The Compensation Committee

Ershel C. Redd Jr., Former Chairman	Charles R. Crisp, Committee Member	Laura C. Fulton, Former Committee Member

EXECUTIVE COMPENSATION

Summary Compensation Table for 2015

The following Summary Compensation Table sets forth the compensation of our named executive officers for 2015, 2014 and 2013. Additional details regarding the applicable elements of compensation in the Summary Compensation Table are provided in the footnotes following the table.

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards ($) (2)	All Other Compensation (3)	Total
Joe Bob Perkins	2015	$697,500	$—	$2,066,608	$22,720	$2,786,828
Chief Executive Officer	2014	554,167	1,120,000	1,552,665	21,931	3,248,763
	2013	517,500	918,750	1,012,070	21,456	2,469,776

Matthew J. Meloy (4)	2015	395,833	—	618,968	22,196	1,036,997
Executive Vice President	2014	366,667	562,500	519,890	21,548	1,470,605
and Chief Financial	2013	316,667	355,469	360,238	21,046	1,053,420
Officer

Michael A. Heim (5)	2015	589,167	—	1,221,592	22,628	1,833,387
Vice Chairman of Targa	2014	526,667	963,000	1,112,536	21,874	2,624,077
Resources GP LLC Board	2013	480,833	679,000	888,231	21,381	2,069,445

Jeffrey J. McParland	2015	495,000	—	814,407	22,448	1,331,855
President—Finance and	2014	463,333	846,000	738,476	21,745	2,069,554
Administration

Paul W. Chung	2015	485,000	—	798,112	22,422	1,305,534
Executive Vice President,
General Counsel and
Secretary

(1)

For 2015, the Compensation Committee provided that no bonuses would be paid to our named executive officers in cash under the 2015 Bonus Plan, and that these officers would instead receive restricted stock unit awards in an amount corresponding to 75% of their respective target bonus amounts under the 2015

Bonus Plan. These restricted stock unit awards will vest in full three years after the date of award, subject to continued employment of the officers through that date. These awards were granted on February 29, 2016, and will therefore be reported as compensation in the Summary Compensation Table for 2016 in accordance with SEC rules. Please see “Compensation Discussion and Analysis—Components of Executive Compensation Program for Fiscal 2015—Annual Cash Incentive Bonus.” As discussed above, payments pursuant to our Bonus Plan are discretionary and not based on objective performance measures.
(2)	Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of restricted stock unit awards under our Stock Incentive Plan and of equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan, in each case, granted in 2015 and computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 23 – Stock and Other Compensation Plans to our “Consolidated Financial Statements” beginning on page F-1 of our Annual Report on Form 10-K for fiscal year 2015. Detailed information about the amount recognized for specific awards is reported in the table under “—Grants of Plan-Based Awards for 2015” below. The grant date fair value of each restricted stock unit subject to the restricted stock unit awards granted on January 15, 2015, assuming vesting will occur, is $86.545. The aggregate grant date fair value for the equity-settled performance unit awards granted on January 19, 2015 is determined by multiplying a number of units equal to approximately 80.43% of the number of performance units awarded by $46.72, and that value is consistent with the estimate of aggregate compensation cost to be recognized over the service period of the awards, excluding the effect of estimated forfeitures. Assuming, instead, a payout percentage for these performance unit awards of 150%, which is the maximum payout percentage under the awards, the aggregate grant date fair value of the equity-settled performance unit awards granted on January 19, 2015 for each named executive officer is as follows: Mr. Perkins—$2,254,333; Mr. Meloy—$675,151; Mr. Heim —$1,332,571; Mr. McParland—$888,404; and Mr. Chung—$870,604.
(3)	For 2015, “All Other Compensation” includes (i) the aggregate value of all employer-provided contributions to our 401(k) plan and (ii) the dollar value of life insurance premiums paid by the Company with respect to life insurance for the benefit of each named executive officer.

Name	401(k) and Profit Sharing Plan	Dollar Value of Life Insurance Premiums	Total
Joe Bob Perkins	$21,200	$1,520	$22,720
Matthew J. Meloy	21,200	996	22,196
Michael A. Heim	21,200	1,428	22,628
Jeffrey J. McParland	21,200	1,248	22,448
Paul W. Chung	21,200	1,222	22,422

(4)	Mr. Meloy served as Senior Vice President, Chief Financial Officer and Treasurer of the Company and the General Partner prior to his promotion to the Executive Vice President role in May 2015.
(5)	On November 12, 2015, Mr. Heim was appointed as Vice Chairman of the Board of the General Partner. In connection with his new role as Vice Chairman of the Board of the General Partner, Mr. Heim resigned from his positions as President and Chief Operating Officer of the General Partner and the Company. Mr. Heim is Vice Chairman of the Board of the Company and is a director of the Company. He continues to be an employee of the Company and a member of its executive management team.

Grants of Plan-Based Awards for 2015

The following table and the footnotes thereto provide information regarding grants of plan-based equity awards made to the named executive officers during 2015:

		Estimated Future Payouts Under Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (1)	Grant Date Fair Value of Equity Awards (2)
Name	Grant Date	Threshold (#)	Target (#)	Maximum (#)
Mr. Perkins	01/15/15				9,912	$857,834
	01/21/15	11,484	32,168	48,252		1,208,774
Mr. Meloy	01/15/15				2,969	256,952
	01/21/15	3,439	9,634	14,451		362,016
Mr. Heim	01/15/15				5,859	507,067
	01/21/15	6,788	19,015	28,523		714,525
Mr. McParland	01/15/15				3,906	338,045
	01/21/15	4,526	12,677	19,016		476,362
Mr. Chung	01/15/15				3,828	331,294
	01/21/15	4.435	12,423	18,635		466,818

(1)	The grants on January 15, 2015 are restricted stock unit awards granted under our Stock Incentive Plan. The grants on January 21, 2015 are equity-settled performance units granted under the Partnership’s Long-Term Incentive Plan. For a detailed description of how performance achievements will be determined for the equity-settled performance units, see “Compensation Discussion and Analysis—Components of Executive Compensation Program for Fiscal 2015—Long-Term Equity Incentive Awards—Equity-Settled Performance Unit Awards.”
(2)	The dollar amounts shown for the restricted stock unit awards granted on January 15, 2015 are determined by multiplying the shares reported in the table by $86.545, which is the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The dollar amounts shown for the equity-settled performance units granted on January 21, 2015 are determined by multiplying a number of units equal to approximately 80.43% of the number of units reported in the table under the “Target” column by $46.72, which is the grant date fair value of awards computed in accordance with FASB ASC Topic 718, and that value is consistent with the estimate of aggregate compensation cost to be recognized over the service period of the awards, excluding the effect of estimated forfeitures.

Narrative Disclosure to Summary Compensation Table and Grants of Plan Based Awards Table

A discussion of 2015 salaries, bonuses, incentive plans and awards is set forth in “Compensation Discussion and Analysis,” including a discussion of the material terms and conditions of the 2015 restricted stock unit awards under our Stock Incentive Plan and the 2015 equity-settled performance unit awards under the Partnership’s Long-Term Incentive Plan, such as the vesting schedule of such awards, any applicable performance-based conditions, and the extent to which dividends and distributions are paid with respect to such awards.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table and the footnotes related thereto provide information regarding equity-based awards outstanding as of December 31, 2015 for each of our named executive officers.

	Stock Awards
Name	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested (4)
Joe Bob Perkins	19,630	$531,188	77,617	$1,283,009
Matthew J. Meloy	6,326	171,182	25,295	418,126
Michael A. Heim	13,611	368,314	54,959	908,472
Jeffrey J. McParland	9,006	243,702	36,343	600,750
Paul W. Chung	8,814	238,507	35,561	587,823

(1)	Represents the following shares of restricted stock and restricted stock units under our Stock Incentive Plan held by our named executive officers:

	January 15, 2013 Award (a)	January 14, 2014 Award (b)	January 15, 2015 Award (c)	Total
Joe Bob Perkins	4,895	4,823	9,912	19,630
Matthew J. Meloy	1,742	1,615	2,969	6,326
Michael A. Heim	4,296	3,456	5,859	13,611
Jeffrey J. McParland	2,806	2,294	3,906	9,006
Paul W. Chung	2,741	2,245	3,828	8,814

(a)	The restricted shares subject to the January 15, 2013 awards vested on January 15. 2016.
(b)	The restricted stock units subject to the January 14, 2014 awards are subject to the following vesting schedule: 100% of the restricted stock units vest on January 14, 2017, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the performance period.
(c)	The restricted stock units subject to the January 15, 2015 awards are subject to the following vesting schedule: 100% of the restricted stock units vest on January 15, 2018, contingent upon continuous employment or the satisfaction of certain other service-related conditions upon the executive’s retirement, in either case, through the end of the vesting period. The underlying shares of stock are not issued until vesting at the end of the performance period.

The treatment of the outstanding restricted stock awards and restricted stock unit awards upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(2)	The dollar amounts shown are determined by multiplying the number of shares of restricted stock or the number of restricted stock units reported in the table by the closing price of a share of our common stock on December 31, 2015 ($27.06). The amounts do not include any related dividends accrued with respect to the awards.
(3)	Represents the following performance units linked to the performance of the Partnership’s common units held by our named executive officers:

	January 15, 2013 Award (a)	January 14, 2014 Award (b)	January 21, 2015 Award (c)	Total
Joe Bob Perkins	20,971	24,478	32,168	77,617
Matthew J. Meloy	7,465	8,196	9,634	25,295
Michael A. Heim	18,405	17,539	19,015	54,959
Jeffrey J. McParland	12,024	11,642	12,677	36,343
Paul W. Chung	11,744	11,394	12,423	35,561

(a)	Reflects the number of performance units granted to the named executive officers on January 15, 2013. The outstanding performance unit awards were converted and restated into comparable awards based on the Company’s common shares upon completion of the Buy-In Transaction in February 2016. There was no acceleration of vesting in connection with the conversion. The converted awards remain subject to the same time-based vesting schedule (through June 30, 2016) and forfeiture and termination provisions as the performance unit awards, with the number of Company common shares subject to the award determined by multiplying the number of performance units granted by the exchange ratio in the Buy-In Transaction (0.62), rounded down to the nearest whole share, and eliminating the performance factor that was based on the Partnership’s common units.
(b)	Reflects the number of performance units granted to the named executive officers on January 14, 2014. The outstanding performance unit awards were converted and restated into comparable awards based on the Company’s common shares upon completion of the Buy-In Transaction in February 2016. There was no acceleration of vesting in connection with the conversion. The converted awards remain subject to the same time-based vesting schedule (through June 30, 2017) and forfeiture and termination provisions as the performance unit awards, with the number of Company common shares subject to the award determined by multiplying the number of performance units granted by the exchange ratio in the Buy-In Transaction (0.62), rounded down to the nearest whole share, and eliminating the performance factor that was based on the Partnership’s common units.
(c)	Reflects the number of performance units granted to the named executive officers on January 21, 2015. The outstanding performance unit awards were converted and restated into comparable awards based on the Company’s common shares upon completion of the Buy-In Transaction in February 2016. There was no acceleration of vesting in connection with the conversion. The converted awards remain subject to the same time-based vesting schedule (through June 30, 2018) and forfeiture and termination provisions as the performance unit awards, with the number of Company common shares subject to the award determined by multiplying the number of performance units granted by the exchange ratio in the Buy-In Transaction (0.62), rounded down to the nearest whole share, and eliminating the performance factor that was based on the Partnership’s common units.

The treatment of the performance unit awards outstanding as of December 31, 2015 upon certain terminations of employment (including retirement) or the occurrence of a change in control is described below under “—Potential Payments Upon Termination or Change in Control.”

(4)	The dollar amounts shown are determined by multiplying the number of performance units reported in the table by the closing price of a common unit of the Partnership on December 31, 2015 ($16.53). The amounts do not include any related cash distributions accrued with respect to the awards.

Option Exercises and Stock Vested in 2015

The following table provides the amount realized during 2015 by each named executive officer upon the vesting of restricted stock and performance unit awards. None of our named executive officers exercised any option awards during the 2015 year and, currently, there are no options outstanding under any of our plans.

	Stock Vested for 2015		Units Vested for 2015
Name	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)	Number of Units Acquired on Vesting (3)	Value Realized on Vesting (4)
Joe Bob Perkins	5,035	$449,474	18,620	$718,732
Matthew J. Meloy	1,866	166,578	6,903	266,456
Michael A. Heim	4,399	392,699	16,269	627,983
Jeffrey J. McParland	3,390	302,625	12,537	483,928
Paul W. Chung	3,307	295,216	12,231	472,116

(1)	Shares of restricted stock granted under our Stock Incentive Plan on January 12, 2012, which vested on January 12, 2015.
(2)	Computed with respect to the restricted stock awards granted under our Stock Incentive Plan by multiplying the number of shares of stock vesting by the closing price of a share of common stock on the January 12, 2015 vesting date ($89.27) and does not include associated dividends accrued during the vesting period.
(3)	Performance units linked to the performance of the Partnership’s common units granted under the Partnership’s Long-Term Incentive Plan in January 2012, which vested on June 30, 2015, at the 114.3% payout level.
(4)	Computed as the number of performance units vested multiplied by the closing price of a Partnership common unit on June 30, 2015 ($38.60), the vesting date, and does not include associated distributions accrued during the vesting period.

Pension Benefits

Other than our 401(k) Plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with, retirement.

Non-Qualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation on a basis that is not tax qualified.

Potential Payments Upon Termination or Change in Control

Aggregate Payments

The table below reflects the aggregate amount of payments and benefits that we believe our named executive officers would have received under the Change in Control Program, our Stock Incentive Plan and the Partnership’s Long-Term Incentive Plan upon certain specified termination of employment and/or a change in control events, in each case, had such event occurred on December 31, 2015. Details regarding individual plans and arrangements follow the table. The amounts below constitute estimates of the amounts that would be paid to our named executive officers upon each designated event, and do not include any amounts accrued through fiscal 2015 year-end that would be paid in the normal course of continued employment, such as accrued but unpaid salary and benefits generally available to all salaried employees. The actual amounts to be paid are dependent on various factors, which may or may not exist at the time a named executive officer is actually terminated and/or a change in control actually occurs. Therefore, such amounts and disclosures should be considered “forward-looking statements.”

Name	Change in Control (No Termination)	Qualifying Termination Following Change in Control	Termination by us without Cause	Termination for Death or Disability
Joe Bob Perkins	$2,252,689	$6,645,070	$1,927,137	$2,560,950
Matthew J. Meloy	737,368	2,953,238	629,294	834,489
Michael A. Heim	1,612,917	5,088,786	1,370,634	1,814,673
Jeffrey J. McParland	1,065,840	3,971,709	906,166	1,199,820
Paul W. Chung	1,042,816	3,888,097	886,634	1,174,003

Executive Officer Change in Control Severance Program

We adopted the Change in Control Program on and effective as of January 12, 2012. Each of our named executive officers was an eligible participant in the Change in Control Program during the 2015 calendar year.

The Change in Control Program is administered by our Vice President—Human Resources. The Change in Control Program provides that if, in connection with or within 18 months after a “Change in Control,” a participant suffers a “Qualifying Termination,” then the individual will receive a severance payment, paid in a single lump sum cash payment within 60 days following the date of termination, equal to three times (i) the participant’s annual salary as of the date of the Change in Control or the date or termination, whichever is greater, and (ii) the amount of the participant’s annual salary multiplied by the participant’s most recent “target” bonus percentage specified by the Compensation Committee prior to the Change in Control. In addition, the participant (and his eligible dependents, as applicable) will receive the continuation of their medical and dental benefits until the earlier to occur of (a) three years from the date of termination, or (b) the date the participant becomes eligible for coverage under another employer’s plan.

For purposes of the Change in Control Program, the following terms will generally have the meanings set forth below:

•

Cause means discharge of the participant by us on the following grounds: (i) the participant’s gross negligence or willful misconduct in the performance of his duties, (ii) the participant’s conviction of a felony or other crime involving moral turpitude, (iii) the participant’s willful refusal, after 15 days’ written notice, to perform his material lawful duties or responsibilities, (iv) the participant’s willful and material breach of any corporate policy or code of conduct, or (v) the participant’s willfully engaging in conduct that is known or should be known to be materially injurious to us or our subsidiaries.

•

Change in Control means any of the following events: (i) any person (other than the Partnership) becomes the beneficial owner of more than 20% of the voting interest in us or in the General Partner, (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company or the General Partner (other than to the Partnership or its affiliates), (iii) a transaction resulting in a person other than Targa Resources GP LLC or an affiliate being the General Partner of the Partnership, (iv) the consummation of any merger, consolidation or reorganization involving us or the General Partner in which less than 51% of the total voting power of outstanding stock of the surviving or resulting entity is beneficially owned by the stockholders of the Company or the General Partner, immediately prior to the consummation of the transaction, or (v) a majority of the members of the Board of Directors or the board of directors of the General Partner is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the applicable Board of Directors before the date of the appointment or election.

•

Good Reason means: (i) a material reduction in the participant’s authority, duties or responsibilities, (ii) a material reduction in the participant’s base compensation, or (iii) a material change in the geographical location at which the participant must perform services. The individual must provide notice to us of the alleged Good Reason event within 90 days of its occurrence and we have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of the notice of such allegation.

•	Qualifying Termination means (i) an involuntary termination of the individual’s employment by us without Cause or (ii) a voluntary resignation of the individual’s employment for Good Reason.

All payments due under the Change in Control Program will be conditioned on the execution and non-revocation of a release for our benefit and the benefit of our related entities and agents. The Change in Control Program will supersede any other severance program for eligible participants in the event of a Change in Control, but will not affect accelerated vesting of any equity awards under the terms of the plans governing such awards.

On December 3, 2015, the Company amended the Change in Control Program to exclude the direct or indirect purchase of the Partnership or the General Partner by the Company or any of its affiliates from the definition of “Change in Control.” As a result, the consummation of the Buy-In Transaction did not constitute a Change in Control event for purposes of the Change in Control Program.

If amounts payable to a named executive officer under the Change in Control Program, together with any other amounts that are payable by us as a result of a Change in Control (collectively, the “Payments”), exceed the amount allowed under section 280G of the Internal Revenue Code for such individual, thereby subjecting the individual to an excise tax under section 4999 of the Internal Revenue Code, then, depending on which method produces the largest net after-tax benefit for the recipient, the Payments shall either be: (i) reduced to the level at which no excise tax applies or (ii) paid in full, which would subject the individual to the excise tax.

The following table reflects payments that would have been made to each of the named executive officers under the Change in Control Program in the event there was a Change in Control and the officer incurred a Qualifying Termination, in each case as of December 31, 2015.

Name	Qualifying Termination Following Change in Control (1)
Joe Bob Perkins	$4,392,381
Matthew J. Meloy	2,215,869
Michael A. Heim	3,475,869
Jeffrey J. McParland	2,905,869
Paul W. Chung	2,845,281

(1)	Includes 3 years’ worth of continued participation in our medical and dental plans, calculated based on the monthly employer-paid portion of the premiums for our medical and dental plans as of December 31, 2015 for each named executive officer and his eligible dependents in the following amounts: (a) Mr. Perkins – $42,381, (b) Mr. Meloy – $55,869, (c) Mr. Heim – $55,869, (d) Mr. McParland– $55,869, and (e) Mr. Chung—$52,281.

Stock Incentive Plan

Each of our named executive officers held outstanding restricted stock awards and restricted stock units under our forms of restricted stock agreement and restricted stock unit agreement, as applicable (the “Stock Agreements”), and the Stock Incentive Plan as of December 31, 2015. If a “Change in Control” occurs and the named executive officer has (i) remained continuously employed by us from the date of grant to the date upon which such Change in Control occurs or (ii) retired following the date of grant and either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted), through the date of the Change in Control, then, in either case, the restricted stock and restricted stock units granted to him under the Stock Agreements, and related dividends then credited to him, will fully vest on the date upon which such Change in Control occurs.

Restricted stock and restricted stock units granted to a named executive officer under the Stock Agreements, and related dividends then credited to him, will also fully vest if the named executive officer’s employment is terminated by reason of death or a “Disability.” If a named executive officer’s employment with us is terminated for any reason other than death or Disability, then his unvested restricted stock and restricted stock units are forfeited to us for no consideration, except that, if a named executive officer retires, his awards will continue to vest on the third anniversary of the date of grant if, from the date of his retirement through the third anniversary date, the named executive officer has either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted).

The following terms generally have the following meanings for purposes of the Stock Incentive Plan and Stock Agreements:

Affiliate means an entity or organization which, directly or indirectly, controls, is controlled by, or is under common control with, us.

Change in Control means the occurrence of one of the following events: (i) any person or group acquires or gains ownership or control (including, without limitation, the power to vote), by way of merger, consolidation, recapitalization, reorganization or otherwise, of more than 50% of the outstanding shares of our voting stock or more than 50% of the combined voting power of the equity interests in the Partnership or the General Partner; (ii) the liquidation or dissolution of us or the approval by the limited partners of the Partnership of a plan of complete liquidation of the Partnership; (iii) the sale or other disposition by us of all or substantially all of our assets in one or more transactions to any person other than Warburg Pincus LLC or any other Affiliate; (iv) the sale or disposition by either the Partnership or the General Partner of all or substantially all of its assets in one or more transactions to any person other than Warburg Pincus LLC, the General Partner, or any other Affiliate; (v) a transaction resulting in a person other than Targa Resources GP

LLC or an Affiliate being the General Partner of the Partnership; or (vi) as a result of or in connection with a contested election of directors, the persons who were our directors before such election shall cease to constitute a majority of our Board of Directors.

Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The Buy-In Transaction did not trigger the accelerated vesting of any of our outstanding long-term equity incentive compensation awards under the Stock Incentive Plan.

The following table reflects amounts that would have been received by each of the named executive officers under the Stock Incentive Plan and related Stock Agreements in the event there was a Change in Control or their employment was terminated due to death or Disability, each as of December 31, 2015. The amounts reported below assume that the price per share of our common stock was $27.06, which was the closing price per share of our common stock on December 31, 2015. No amounts are reported assuming retirement as of December 31, 2015, since additional conditions must be met following a named executive officer’s retirement in order for any restricted stock awards or restricted stock units to become vested.

Name	Change in Control		Termination for Death or Disability
Joe Bob Perkins	$633,813	(1)	$633,813	(1)
Matthew J. Meloy	205,195	(2)	205,195	(2)
Michael A. Heim	444,039	(3)	444,039	(3)
Jeffrey J. McParland	293,654	(4)	293,654	(4)
Paul W. Chung	287,369	(5)	287,369	(5)

(1)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $132,459 and $39,760, respectively, relate to the restricted shares and related dividend rights granted on January 15, 2013, which vested on January 15, 2016; (b) $130,510 and $29,264, respectively, relate to the restricted stock units and related dividend rights granted on January 14, 2014, which are scheduled to vest January 14, 2017; and (c) $268,219 and $33,602, respectively, relate to the restricted stock units and related dividend rights granted on January 15, 2015, which are scheduled to vest January 15, 2018.
(2)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $47,139 and $14,149, respectively, relate to the restricted shares and related dividend rights granted on January 15, 2013, which vested on January 15, 2016; (b) $43,702 and $9,799, respectively, relate to the restricted stock units and related dividend rights granted on January 14, 2014, which are scheduled to vest January 14, 2017; and (c) $80,341 and $10,065, respectively, relate to the restricted stock units and related dividend rights granted on January 15, 2015, which are scheduled to vest January 15, 2018.
(3)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $116,250 and $34,894, respectively, relate to the restricted shares and related dividend rights granted on January 15, 2013, which vested on January 15, 2016; (b) $93,519 and $20,969, respectively, relate to the restricted stock units and related dividend rights granted on January 14, 2014, which are scheduled to vest January 14, 2017; and (c) $158,545 and $19,862, respectively, relate to the restricted stock units and related dividend rights granted on January 15, 2015, which are scheduled to vest January 15, 2018.
(4)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $75,930 and $22,792, respectively, relate to the restricted shares and related dividend rights granted on January 15, 2013, which vested on January 15, 2016; (b) $62,076 and $13,919, respectively, relate to the restricted stock units and related dividend rights granted on January 14, 2014, which are scheduled to vest January 14, 2017; and (c) $105,696 and $13,241, respectively, relate to the restricted stock units and related dividend rights granted on January 15, 2015, which are scheduled to vest January 15, 2018.
(5)	Of the amount reported under each of the “Change in Control” column and the “Termination for Death or Disability” column: (a) $74,171 and $22,264, respectively, relate to the restricted shares and related dividend rights granted on January 15, 2013, which vested on January 15, 2016; (b) $60,750 and $13,622, respectively, relate to the restricted stock units and related dividend rights granted on January 14, 2014, which are scheduled to vest January 14, 2017; and (c) $103,586 and $12,977, respectively, relate to the restricted stock units and related dividend rights granted on January 15, 2015, which are scheduled to vest January 15, 2018.

Partnership’s Long-Term Incentive Plan

Each of our named executive officers held outstanding performance unit awards under the Partnership’s form of performance unit grant agreement (the “Performance Unit Agreement”) and the Partnership’s Long-Term Incentive Plan as of December 31, 2015. If a “Change in Control” occurred during the performance period established for the performance units and related distribution rights granted to a named executive officer under the Performance Unit Agreements, the performance units would be settled upon the occurrence of the Change in Control by providing the named executive officer with a number of common units of the Partnership equal to the target number of performance units granted to the named executive officer plus a cash payment in the amount of distribution equivalent rights then credited to the named executive officer, if any; provided the named executive officer (i) remained continuously employed by us from the date of grant to the date upon which such Change in Control occurred or (ii) retired following the date of grant and either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted). The General Partner could elect to settle the performance unit awards in cash instead of in common units.

Generally, performance units and the related distribution equivalent rights granted to a named executive officer under a Performance Unit Agreement would be automatically forfeited without payment upon the termination of the named executive officer’s employment with us and our affiliates. However, if a named executive officer’s employment was terminated by reason of his death or “Disability” or was terminated by us other than for “Cause,” or if the executive retired and he either performed consulting services for us or refrained from working for one of our competitors or in a similar role for another company (however, directorships at non-competitors are permitted), through the end of the performance period, he would become vested in the performance units that he is otherwise qualified to receive payment for based on achievement of the performance goal at the end of the performance period as if the named executive officer had remained continuously employed through the end of the performance period. The named executive officer will also receive a cash payment in the amount of the distribution equivalent rights that would have accrued through the end of the performance period.

The following terms generally have the meanings specified below for purposes of the Partnership’s Long-Term Incentive Plan:

Change in Control means (i) any person or group, other than an affiliate, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the Partnership or the General Partner, (ii) the limited partners of the Partnership approve a plan of complete liquidation of the Partnership, (iii) the sale or other disposition by either the Partnership or the General Partner of all or substantially all of its assets in one or more transactions to any person other than the General Partner or one of the General Partner’s affiliates, or (iv) a transaction resulting in a person other than Targa Resources GP LLC or one of its affiliates being the General Partner of the Partnership.

Cause means (i) failure to perform assigned duties and responsibilities, (ii) engaging in conduct which is injurious (monetarily or otherwise) to us or our affiliates, (iii) breach of any corporate policy or code of conduct established by us or our affiliates, or breach of any agreement between the named executive officer and us or our affiliates, or (iv) conviction of a misdemeanor involving moral turpitude or a felony. If the named executive officer is a party to an agreement with us or our affiliates in which this term is defined, then that definition will apply for purposes of the Long-Term Incentive Plan and the Performance Unit Agreement.

Disability means a disability that entitles the named executive officer to disability benefits under our long-term disability plan.

The Buy-In Transaction did not trigger the accelerated vesting of any of our outstanding long-term equity incentive compensation awards under the Partnership’s Long-Term Incentive Plan. Upon completion of the Buy-In Transaction, all outstanding performance unit awards previously granted under the Partnership’s Long-Term

Incentive Plan (which was assumed by the Company in connection with the Buy-In Transaction), were converted and restated into comparable awards based on the Company’s common shares. Specifically, each outstanding performance unit award was converted and restated, effective as of the effective time of the Buy-In Transaction, into an award to acquire, pursuant to the same time-based vesting schedule and forfeiture and termination provisions, a comparable number of Company common shares determined by multiplying the number of performance units subject to each award by the exchange ratio in the Buy-In Transaction (0.62), rounded down to the nearest whole share, and eliminating the performance factor that was based on the Partnership’s common units. All amounts previously credited as distribution equivalent rights under any outstanding performance unit award continue to remain so credited and will be payable on the payment date set forth in the applicable award agreement, subject to the same time-based vesting schedule previously included in the performance unit award, but without application of any performance factor.

The following table reflects amounts that would have been received by each of the named executive officers under the Partnership’s Long-Term Incentive Plan and related Performance Unit Agreements in the event there was a Change in Control (in which case the performance percentage is deemed to be 100%) or their employment was terminated due to death or Disability or by us without Cause, each as of December 31, 2015. No amounts are reported assuming retirement as of December 31, 2015, since additional conditions must be met following a named executive officer’s retirement in order for any performance unit awards to become vested. The amounts reported below assume that the price per Partnership common unit was $16.53, which was the closing price per common unit on December 31, 2015. In addition, the amounts reported below in the “Termination for Death or Disability or Without Cause” column assume that the applicable performance period for each award ended December 31, 2015 and are based on the target number of performance units held by the named executive officers as of December 31, 2015, multiplied by a performance percentage of 100%, which reflects the level at which outstanding performance unit awards were converted and restated into comparable awards based on the Company’s common shares upon completion of the Buy-In Transaction in February 2016; however, the distribution amounts reported in this column are calculated through the end of the actual applicable performance period assuming the distribution level in effect as of December 31, 2015.

Name	Change in Control		Termination for Death or Disability or Without Cause
Joe Bob Perkins	$1,618,876	(1)	$1,927,137	(1)
Matthew J. Meloy	532,174	(2)	629,294	(2)
Michael A. Heim	1,168,878	(3)	1,370,634	(3)
Jeffrey J. McParland	772,185	(4)	906,166	(4)
Paul W. Chung	755,447	(5)	886,634	(5)

(1)	Of the amount reported under the “Change in Control” column: (a) $346,651 and $163,888, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013; (b) $404,621 and $118,902, respectively, relate to the performance units and related distribution equivalent rights granted on January 14, 2014; and (c) $531,737 and $53,077, respectively, relate to the performance units and related distribution equivalent rights granted on January 21, 2015. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $346,651 and $193,021, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013; (b) $404,621 and $208,149, respectively, relate to the performance units and related distribution equivalent rights granted on January 14, 2014; and (c) $531,737 and $242,958, respectively, relate to the performance units and related distribution equivalent rights granted on January 21, 2015.
(2)	Of the amount reported under the “Change in Control” column: (a) $123,396 and $58,339, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013; (b) $135,480 and $39,812, respectively, relate to the performance units and related distribution equivalent rights granted on January 14, 2014; and (c) $159,250 and $15,896, respectively, relate to the performance units and related distribution equivalent rights granted on January 21, 2015. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $123,396 and $68,709, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013; (b) $135,480 and $69,695, respectively, relate to the performance units and related distribution equivalent rights granted on January 14, 2014; and (c) $159,250 and $72,764, respectively, relate to the performance units and related distribution equivalent rights granted on January 21, 2015.
(3)

Of the amount reported under the “Change in Control” column: (a) $304,235 and $143,835, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013; (b) $289,920 and $85,196, respectively, relate to the performance units and related distribution equivalent rights granted on January 14, 2014; and (c) $314,318 and $31,375, respectively, relate to the performance units and related distribution equivalent rights granted on January 21, 2015. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $304,235 and $169,403, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013; (b) $289,920 and $149,143, respectively, relate to the performance units and related distribution equivalent rights granted on January 14, 2014; and (c) $314,318 and $143,616, respectively, relate to the performance units and related distribution equivalent rights granted on January 21, 2015.
(4)	Of the amount reported under the “Change in Control” column: (a) $198,757 and $93,968, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013; (b) $192,442 and $56,551, respectively, relate to the performance units and related distribution equivalent rights granted on January 14, 2014; and (c) $209,551 and $20,917, respectively, relate to the performance units and related distribution equivalent rights granted on January 21, 2015. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $198,757 and $110,671, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013; (b) $192,442 and $98,998, respectively, relate to the performance units and related distribution equivalent rights granted on January 14, 2014; and (c) $209,551 and $95,747, respectively, relate to the performance units and related distribution equivalent rights granted on January 21, 2015.
(5)	Of the amount reported under the “Change in Control” column: (a) $194,128 and $91,779, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013; (b) $188,343 and $55,346, respectively, relate to the performance units and related distribution equivalent rights granted on January 14, 2014; and (c) $205,352 and $20,498, respectively, relate to the performance units and related distribution equivalent rights granted on January 21, 2015. Of the amount reported under the “Termination for Death or Disability or Without Cause” column: (a) $194,128 and $108,094, respectively, relate to the performance units and related distribution equivalent rights granted on January 15, 2013; (b) $188,343 and $96,889, respectively, relate to the performance units and related distribution equivalent rights granted on January 14, 2014; and (c) $205,352 and $93,828, respectively, relate to the performance units and related distribution equivalent rights granted on January 21, 2015.

Director Compensation

The following table sets forth the compensation earned by our non-employee directors for 2015:

Name	Fees Earned or Paid in Cash	Stock Awards (3)	Total Compensation
Charles R. Crisp	$114,000	$84,554	$198,554
Ershel C. Redd Jr.	128,500	84,554	213,054
Chris Tong	121,500	84,554	206,054
Peter R. Kagan (1)	50,500	84,554	135,054
Laura C. Fulton	112,000	84,554	196,554
Waters S. Davis (2)	45,500	48,694	94,194
Rene R. Joyce	91,000	84,554	175,554

(1)	Mr. Kagan resigned effective May 18, 2015.
(2)	Mr. Davis was appointed effective July 21, 2015.
(3)	Amounts reported in the “Stock Awards” column represent the aggregate grant date fair value of fully vested shares of our common stock awarded to the non-employee directors under our Stock Incentive Plan, computed in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used to value the awards reported in this column, see the discussion contained in the Notes to Consolidated Financial Statements at Note 23 – Stock and Other Compensation Plans included in our Annual Report on Form 10-K for the year ended December 31, 2015. On January 15, 2015, each director serving at that time received 977 fully vested shares of our common stock in connection with their 2015 service on our Board of Directors, and the grant date fair value of each share of common stock computed in accordance with FASB ASC Topic 718 was $86.545. On July 23, 2015, Mr. Davis received 567 fully vested shares of our common stock in connection with his 2015 service on our Board of Directors, and the grant date fair value of each share of common stock computed in accordance with FASB ASC Topic 718 was $85.88. As of December 31, 2015, none of our non-employee directors held any outstanding stock options or any outstanding, unvested shares of our common stock.

Narrative to Director Compensation Table

For 2015, all non-employee directors received an annual cash retainer of $76,000, which was an increase over the annual cash retainer for 2014 of $61,000. The Chairman of the Audit Committee received an additional annual retainer of $20,000, the Chairman of the Compensation Committee received an additional annual retainer of $15,000 and the Chairman of the Nominating and Governance Committee received an additional retainer of $10,000. All of our non-employee directors receive $1,500 for each Board of Directors, Audit Committee, Compensation Committee, Nominating and Governance Committee, and Conflicts Committee meeting attended. Payment of non-employee director fees is generally made twice annually, at the second regularly scheduled meeting of the Board of Directors and at the final regularly scheduled meeting of the Board of Directors for the fiscal year. All non-employee directors are reimbursed for out-of-pocket expenses incurred in attending Board of Director and committee meetings.

A director who is also an employee receives no additional compensation for services as a director. Accordingly, Messrs. Whalen and Perkins have been omitted from the table. Because Mr. Perkins is a named executive officer for 2015, the Summary Compensation Table reflects the total compensation he received for services performed for us and our affiliates.

Director Long-term Equity Incentives. We granted equity awards in January 2015 to our non-employee directors under the Stock Incentive Plan. Each of these directors received an award of 977 fully vested shares of our common stock, which reflected our intent to provide them with a target value of approximately $100,000 in annual long-term incentive awards, which was an increase over the target value for 2014 of $90,000. The awards are intended to align the long-term interests of our directors with those of our shareholders.

Changes for 2016

The Board of Directors did not make any changes to our non-employee director compensation program for 2016. In January 2016, the Board of Directors approved our non-employee director compensation for the 2016 fiscal year by maintaining the annual cash retainer for service on our Board of Directors of $76,000 per year.

Director Long-term Equity Incentives. In January 2016, each of our non-employee directors received an award of 4,039 fully vested shares of our common stock under the Stock Incentive Plan, which reflects our desire to maintain the target value of the annual awards of approximately $100,000 per year.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors believes that sound governance practices and policies provide an important framework to assist it in fulfilling its duty to stockholders. The Company’s “Corporate Governance Guidelines” cover the following principal subjects:

•	Role and functions of the Board of Directors

•	Qualifications and independence of directors

•	Size of the Board of Directors and director selection process

•	Committee functions

•	Meetings of non-employee directors

•	Self-evaluation

•	Ethics and conflicts of interest (a copy of the current “Code of Conduct” is posted on the Company’s website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7959)

•	Compensation of the Board of Directors

•	Succession planning

•	Access to senior management and to independent advisors

•	New director orientation

•	Continuing education

The Corporate Governance Guidelines are posted on the Company’s website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7958. The Corporate Governance Guidelines will be reviewed periodically, and any proposed additions to or amendments of the Corporate Governance Guidelines will be presented to the Board of Directors for its approval.

The NYSE has adopted rules that require listed companies to adopt governance guidelines covering certain matters. The Company believes that the Corporate Governance Guidelines comply with the NYSE rules.

Board Leadership

Mr. Whalen has served as Executive Chairman of the Board of the Company’s Board of Directors since January 1, 2015 and as a director of the Company since its formation on October 27, 2005. Mr. Perkins has served as Chief Executive Officer and as a director of the Company since January 1, 2012. Mr. Whalen previously served as the Executive Chairman of the Company’s Board of Directors between October 25, 2010 and December 31, 2011. Our bylaws allow the same individual to hold the position of Chief Executive Officer and Chairman of the Board of Directors.

To ensure a strong and independent board, all directors of the Company, other than Messrs. Joyce, Perkins, Whalen and Heim, are independent. The Board of Directors regularly meets in executive session without the presence of the CEO or other members of management. Mr. Crisp is chair of meetings of the non-management directors.

In his capacity as chair of the meetings of non-management directors, Mr. Crisp provides, in conjunction with the Executive Chairman and the CEO, leadership and guidance to the Board of Directors. He also (i) establishes the agenda for each meeting of the non-management directors and (ii) provides the board’s guidance and feedback to the Executive Chairman, the CEO and the Company’s management team. All directors are encouraged to suggest the inclusion of agenda items or revisions to meeting materials, and any director is free to raise at any board meeting items that are not on the agenda for that meeting.

Given the strong leadership of the Company’s Executive Chairman and the CEO, the effective counterbalancing role of the chair of the non-management directors and a board comprised of strong and independent directors, the board believes that, at the present time, the current structure of the board best serves the interests of the Company and its stockholders.

Communications with the Board of Directors

Stockholders or other interested parties can contact any director (including Mr. Crisp), any committee of the Board of Directors, or our non-management directors as a group, by writing to them at Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. Comments or complaints relating to the Company’s accounting, internal accounting controls or auditing matters will also be referred to members of the Audit Committee. All such communications will be forwarded to the appropriate member(s) of the Board of Directors.

Director Independence

The Company’s standards for determining director independence require the assessment of directors’ independence each year. A director cannot be considered independent unless the Board of Directors affirmatively determines that he or she does not have any relationship with management or the Company that may interfere with the exercise of his or her independent judgment, including any of the relationships that would disqualify the director from being independent under the rules of the NYSE.

The Board of Directors has assessed the independence of each non-employee director and each nominee for director under the Company’s guidelines and the independence standards of the NYSE. The Board of Directors affirmatively determined that six non-employee directors (Messrs. Crisp, Davis, Evans, Tong and Redd and Ms. Fulton) are independent.

Financial Literacy of Audit Committee and Designation of Financial Experts

The Board of Directors evaluated the members of the Audit Committee in December 2010 for financial literacy and the attributes of a financial expert as well as the Exchange Act independence requirements. The Board of Directors also evaluated a new member of the Audit Committee in February 2013 for financial literacy. The Board of Directors determined that each of the Audit Committee members is financially literate and that the Chairman of the Audit Committee, Mr. Tong, is an audit committee financial expert as defined by the SEC.

Oversight of Risk Management

Except for the responsibilities of the Audit Committee discussed below, the Board of Directors as a whole (including the committees of the Board of Directors) oversees the assessment of major risks of the Company and the management of such risks. For example, the Board of Directors, including the committees of the Board of Directors:

•

reviews and approves the Company’s annual business plan and capital budget and reviews with management on at least a quarterly basis the Company’s financial performance, including any variations from the annual business plan and capital budget;

•

has established specific dollar limits on the commitment authority of members of senior management and requires board approval of the Company’s capital expenditures and investments exceeding that authority; and

•	monitors the Company’s interest rate and commodity hedging activities.

The Company’s Audit Committee is responsible for overseeing the Company’s assessment and management of financial reporting and internal control risks, as well as other financial risks such as the credit risks associated with counterparty exposure. Management and the Company’s external auditors report regularly to the Audit

Committee on those subjects. The Board of Directors has considered, and is comfortable with, its choice of leadership structure. Since the Board of Directors’ leadership structure appropriately allows for its role as manager of risks of the Company, such role does not separately impact the Board of Directors’ choice of leadership structure.

Attendance at Annual Meetings

While there is no formal attendance policy, the Board of Directors encourages all directors to attend the annual meetings of stockholders, if practicable. We anticipate that the majority of our directors will attend the Annual Meeting. All directors serving at the time attended the annual meeting of stockholders in 2015.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 17, 2016 (unless otherwise indicated) held by:

•	each person who beneficially owns 5% or more of our the then outstanding shares of common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

On February 17, 2016, the Company completed the Buy-in Transaction, pursuant to which the Company acquired indirectly all of the Partnership outstanding common units that the Company and its subsidiaries did not already own. The following table reflects the shares of our common stock that the above persons received as merger consideration in connection with the Buy-in Transaction, if applicable.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission. In general, these rules attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities and include, among other things, securities that an individual has the right to acquire within 60 days. Unless otherwise indicated, the stockholders identified in the table below have sole voting and investment power with respect to all securities shown as beneficially owned by them. Percentage ownership calculations for any security holder listed in the table below are based on 160,568,340 shares of our common stock outstanding on March 17, 2016.

	Targa Resources Corp.
Name of Beneficial Owner (1)	Common Stock Beneficially Owned(2)	Percentage of Common Stock Beneficially Owned
Rene R. Joyce (3)	1,138,384	*
Joe Bob Perkins (4)	743,817	*
Michael A. Heim (5)	639,564	*
James W. Whalen (6)	743,239	*
Jeffrey J. McParland (7)	498,611	*
Paul W. Chung (8)	617,773	*
Matthew J. Meloy	123,667	*
Chris Tong	83,575	*
Charles R. Crisp	142,019	*
Ershel C. Redd Jr.	12,508	*
Laura C. Fulton	7,541	*
Waters S. Davis, IV	4,825	*
Robert B. Evans	26,632	*
All directors and executive officers as a group (18 persons)	5,169,687	3%

*	Less than 1%.
(1)	Unless otherwise indicated, the address for all beneficial owners in this table is 1000 Louisiana, Suite 4300, Houston, Texas 77002.
(2)	This column includes the following number of (a) restricted stock units and (b) Partnership performance unit awards which were converted into Company restricted stock units in the Buy-In Transaction, which are payable in each case in the form of Company common stock: Rene R. Joyce: 25,840; Joe Bob Perkins: 193,661; Michael A. Heim: 125,065; James W. Whalen: 75,786; Jeffrey J. McParland: 86,697; Paul W. Chung: 84,927; Matthew J. Meloy: 68,065; other executive officers: 243,185. Such awards do not have voting rights but do receive dividend equivalents which are paid upon vesting of the underlying award.
(3)	Shares of common stock beneficially owned by Mr. Joyce include: (i) 223,759 shares issued to The Rene Joyce 2010 Grantor Retained Annuity Trust, of which Mr. Joyce and his wife are co-trustees and have shared voting and investment power; and (ii) 561,292 shares issued to The Kay Joyce 2010 Family Trust, of which Mr. Joyce’s wife is trustee and has sole voting and investment power.

(4)	Shares of common stock beneficially owned by Mr. Perkins include 307,370 shares issued to the Perkins Blue House Investments Limited Partnership (“PBHILP”). Mr. Perkins is the sole member of JBP GP, L.L.C., one of the general partners of the PBHILP.
(5)	Shares of common stock beneficially owned by Mr. Heim include: (i) 157,378 shares issued to The Michael Heim 2009 Family Trust, of which Mr. Heim and his son are co-trustees and have shared voting and investment power; (ii) 101,672 shares issued to The Patricia Heim 2009 Grantor Retained Annuity Trust, of which Mr. Heim and his wife are co-trustees and have shared voting and investment power; (iii) 63,973 shares issued to the Pat Heim 2012 Family Trust, of which Mr. Heim’s wife and son serve as co-trustees and have shared voting and investment power; (iv) 42,000 shares issued to the Heim 2012 Children’s Trust, of which Mr. Heim serves as trustee; and (v) 21,972 shares held by Mr. Heim’s wife of which Mr. Heim and his wife have shared voting and investment power.
(6)	Shares of common stock beneficially owned by Mr. Whalen include: (i) 420,999 shares issued to the Whalen Family Investments Limited Partnership and (ii) 98,000 issued to the Whalen Family Investments Limited Partnership 2.
(7)	Shares of common stock beneficially owned by Mr. McParland include 313,048 shares issued to the Sarah McParland Family Trust, of which Mr. McParland’s spouse serves as trustee.
(8)	Shares of common stock beneficially owned by Mr. Chung include (i) 189,904 shares issued to the Paul Chung 2008 Family Trust, of which Mr. Chung serves as trustee, (ii) 189,904 shares issued to the Helen Chung 2007 Family Trust, of which Mr. Chung’s spouse and Mr. Chung’s sister-in-law serve as co-trustees.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth certain information as of December 31, 2015 regarding our long-term incentive plans, under which our common stock is authorized for issuance to employees, consultants and directors of us, our general partner and its affiliates. Our sole equity compensation plan, under which we will make equity grants in the future, is our long-term incentive plan, which was approved by our stockholders prior to our initial public offering.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
		(a)		(b)		(c)
Equity compensation plans approved by security holders	—		—		2,989,648	(1)
Equity compensation plans not approved by security holders	—		—		—

Total	—		—		2,989,648

(1)	Generally, awards of restricted stock to our officers and employees under the 2010 Incentive Plan are subject to vesting over time as determined by the Compensation Committee and, prior to vesting, are subject to forfeiture. Stock incentive plan awards may vest in other circumstances, as approved by the Compensation Committee and reflected in an award agreement. Restricted stock is issued, subject to vesting, on the date of grant. The Compensation Committee may provide that dividends on restricted stock are subject to vesting and forfeiture provisions, in which cash such dividends would be held, without interest, until they vest or are forfeited.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The executive officers and directors of the Company and persons who own more than 10% of the Company’s common stock are required to file reports with the SEC, disclosing the amount and nature of their beneficial ownership in common stock, as well as changes in that ownership. Based solely on its review of reports and written representations that the Company has received, the Company believes that all required reports were timely filed during 2015.

TRANSACTIONS WITH RELATED PERSONS

Our Relationship with Targa Resources Partners LP and its General Partner

Our only cash generating assets consist of our interests in the Partnership, which as of February 15, 2016 consists of the following:

•	a 2.0% general partner interest in the Partnership, which we hold through our 100% ownership interests in the general partner;

•	all of the outstanding IDRs of the Partnership;

•	16,309,594 of the 184,899,602 outstanding common units of the Partnership, representing a 8.8% limited partnership interest; and

•	The Special GP Interest.

As a result of the Buy-in Transaction, which was completed on February 17, 2016, we own all of the outstanding TRP common units.

Reimbursement of Operating and General and Administrative Expense

Under the terms of the Partnership’s partnership agreement (the “partnership agreement”), the Partnership reimburses us for all direct and indirect expenses, as well as expenses otherwise allocable to the Partnership in connection with the operation of the Partnership’s business, incurred on the Partnership’s behalf, which includes operating and direct expenses, including compensation and benefits of operating personnel, and for the provision of various general and administrative services for the Partnership’s benefit. We perform centralized corporate functions for the Partnership, such as legal, accounting, treasury, insurance, risk management, health, safety and environmental, information technology, human resources, credit, payroll, internal audit, taxes, engineering and marketing. The Partnership reimburses us for the direct expenses to provide these services as well as other direct expenses we incur on the Partnership’s behalf, such as compensation of operational personnel performing services for the Partnership’s benefit and the cost of their employee benefits, including 401(k), pension and health insurance benefits. The General Partner determines the amount of general and administrative expenses to be allocated to the Partnership in accordance with the partnership agreement. Other than our direct costs of being a reporting company, so long as our only cash-generating asset consists of our interests in the Partnership, substantially all of our general and administrative costs have been, and will continue to be, allocated to the Partnership.

Competition

We are not restricted, under the Partnership’s partnership agreement, from competing with the Partnership. We may acquire, construct or dispose of additional midstream energy or other assets in the future without any obligation to offer the Partnership the opportunity to purchase or construct those assets.

Contracts with Affiliates

Indemnification Agreements with Directors and Officers

We have entered into indemnification agreements with each of our directors and officers, including directors and officers who serve or served as directors and/or officers of the General Partner. Each indemnification agreement provides that we will indemnify and hold harmless each indemnitee for Expenses (as defined in the indemnification agreement) to the fullest extent permitted or authorized by law, including the Delaware General Corporation Law, in effect on the date of the agreement or as it may be amended to provide more advantageous rights to the indemnitee. If such indemnification is unavailable as a result of a court decision and if we and the indemnitee are jointly liable in the proceeding, we will contribute funds to the indemnitee for his Expenses in proportion to relative benefit and fault of us and indemnitee in the transaction giving rise to the proceeding.

Each indemnification agreement also provides that we will indemnify the indemnitee for monetary damages for actions taken as our director or officer or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be but only if (i) the indemnitee acted in good faith and, in the case of conduct in his official capacity, in a manner he reasonably believed to be in our best interests and, in all other cases, not opposed to our best interests and (ii) in the case of a criminal proceeding, the indemnitee must have had no reasonable cause to believe that his conduct was unlawful. The indemnification agreement also provides that we must advance payment of certain Expenses to the indemnitee, including fees of counsel, subject to receipt of an undertaking from the indemnitee to return such advance if it is it is ultimately determined that the indemnitee is not entitled to indemnification.

Transactions with Related Persons

Relationship with Sajet Resources LLC

Former holders of our pre-IPO common equity, including certain of our executive officers and directors, own a controlling interest in Sajet Resources LLC (“Sajet”), which was spun-off in December 2010 prior to the IPO. Sajet owns certain technology rights, real property and ownership interests in Allied CNG Ventures LLC. We provide general and administrative services to Sajet and are reimbursed for these amounts at our actual cost. Services provided to Sajet totaled $1.1 million in 2015.

Relationship with Tesla Resources LLC

In September 2012, Tesla Resources LLC (“Tesla”) was spun-off from Sajet. Tesla has ownership interests in Floridian Natural Gas Storage Company LLC (“Floridian”). We provide general and administrative services to Tesla and Floridian and are reimbursed for these amounts at our actual cost. Services provided to Tesla and Floridian totaled $0.2 million in 2015.

Relationship with Laredo Petroleum Holdings Inc. and Broad Oak Energy, Inc.

Peter Kagan, one of our former directors, is a Managing Director of Warburg Pincus LLC and is also a director of Laredo Petroleum Holdings Inc. (“Laredo”) and Broad Oak Energy, Inc. (“Broad Oak”), from whom the Partnership buys natural gas and NGL products. Affiliates of Warburg Pincus LLC own a controlling interest in Laredo. Purchases from Laredo during 2015 totaled $134.6 million and purchases from Broad Oak totaled $8.6 million. Sales to Laredo during 2015 totaled $0.1 million. These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationship with Newark E&P Operating, LLC

Waters Davis IV, one of our directors, is a director of Newark E&P Operating, LLC (“Newark E&P”). During 2015, Targa purchased $14.6 million of natural gas from Newark E&P. These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationship with Total Safety US Inc.

Joe Bob Perkins, our Chief Executive Officer, is also a member of the Board of Managers of W3 Holdings, LLC, parent company of Total Safety US Inc. (“Total Safety”) which provides the Partnership safety services and equipment, including detection and monitoring systems. Affiliates of Warburg Pincus LLC own a controlling interest in Total Safety. During 2015, the Partnership made payments of $0.1 million to Total Safety. These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationships with Sequent Energy Management, LP, NICOR Energy, EOG Resources Inc. and IntercontinentalExchange, Inc.

Charles R. Crisp, one of our directors, is a director of AGL Resources, Inc., parent company of Sequent Energy Management, LP (“Sequent”) and Northern Illinois Gas Company d/b/a NICOR Energy (“NICOR”). The Partnership purchases and sells natural gas and NGL products from and to Sequent and sells natural gas products to NICOR. Mr. Crisp also serves as a director of EOG Resources Inc. (“EOG”) from whom the Partnership purchases natural gas and NGL products. The Partnership billed EOG Resources Marketing Inc. (“EOG Marketing”), a subsidiary of EOG, for certain well connections to our gathering systems and associated equipment. Mr. Crisp is also a director of IntercontinentalExchange Group Inc., parent company of ICE US OTC Commodity Markets LLC (“ICE”) from whom the Partnership purchases brokerage services. The following table shows the Partnership’s transactions with each of these entities during 2015.

	Sales	Purchases
	(In millions)
Sequent	$121.9	$13.0
NICOR	3.4	—
EOG	2.7	5.9
EOG Marketing	63.8	—
ICE	—	0.1

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationships with Martin Gas Sales and Southwest Energy LP (Kiewit)

Ershel C. Redd, one of our directors, has an immediate family member who is an officer of Martin Gas Sales, which is a subsidiary of Martin Midstream Partners LP (“Martin”) and an immediate family member who is an officer and part owner of Southwest Energy LP (“Southwest Energy”), a subsidiary of Kiewit Midstream LLC, from and to whom the Partnership purchases and sells natural gas and NGL products. The following table shows the Partnership’s transactions with each of these entities during 2015.

	Sales	Purchases
	(In millions)
Martin Gas	$3.1	$0.5
Southwest Energy	0.4	1.7

These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Relationship with Kansas Gas Service

Robert B. Evans, one of our directors, is also a director of ONE Gas, Inc. (“ONE”). We have commercial arrangements with Kansas Gas Service (“Kansas Gas”), a division of ONE. During 2015, we transacted sales of $11.5 million with Kansas Gas. These transactions were at market prices consistent with similar transactions with other nonaffiliated entities.

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between the General Partner and its affiliates (including us), on the one hand, and the Partnership and its other limited partners, on the other hand. The directors and officers of the General Partner have fiduciary duties to manage the General Partner and us, if applicable, in a manner beneficial to our owners. At the same time, the General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to it and its unitholders. Please see “—Review, Approval or Ratification of Transactions with Related Persons” below for additional detail of how these conflicts of interest will be resolved.

Review, Approval or Ratification of Transactions with Related Persons

Our policies and procedures for approval or ratification of transactions with “related persons” are not contained in a single policy or procedure. Instead, they are reflected in the general operation of our Board of Directors, consistent with past practice. We distribute and review a questionnaire to our executive officers and directors requesting information regarding, among other things, certain transactions with us in which they or their family members have an interest. Pursuant to our Code of Conduct, our officers and directors are required to abandon or forfeit any activity or interest that creates a conflict of interest between them and us or any of our subsidiaries, unless the conflict is pre-approved by our Board of Directors.

Whenever a conflict arises between the General Partner or its affiliates, on the one hand, and the Partnership or any other partner, on the other hand, the General Partner will resolve that conflict. The Partnership’s partnership agreement contains provisions that modify and limit the General Partner’s fiduciary duties to the Partnership’s unitholders. The partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

The General Partner will not be in breach of its obligations under the partnership agreement or its duties to the Partnership or its unitholders if the resolution of the conflict is:

•	approved by the General Partner’s conflicts committee, although the General Partner is not obligated to seek such approval;

•

approved by the vote of a majority of the Partnership’s outstanding common units, excluding any common units owned by the General Partner or any of its affiliates (affiliates of the General Partner currently own all of the Partnership’s outstanding common units as described above);

•	on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties; or

•

fair and reasonable to the Partnership, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to the Partnership.

The General Partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. If the General Partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith and in any proceeding brought by or on behalf of any limited partner of the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in the partnership agreement, the General Partner or its conflicts committee may consider any factors they determine in good faith to consider when resolving a conflict. When the partnership agreement provides that someone act in good faith, it requires that person to believe he is acting in the best interests of the Partnership.

Director Independence

Messrs. Crisp, Davis, Evans, Redd and Tong and Ms. Fulton are our independent directors under the NYSE’s listing standards. Our Board of Directors examined the commercial relationships between us and companies for whom our independent directors serve as directors or with whom family members of our independent directors have an employment relationship. The commercial relationships reviewed consisted of product and services purchases and product sales at market prices consistent with similar arrangements with unrelated entities.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. The Audit Committee operates under a written charter approved by the Board of Directors. The charter, among other things, provides that the Audit Committee has authority to appoint, retain and oversee the independent auditor and is available on our website at http://ir.targaresources.com/trc/documentdisplay.cfm?DocumentID=7955. Messrs. Tong and Redd and Ms. Fulton are the current members of our Audit Committee.

In this context, the Audit Committee:

•

reviewed and discussed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements;

•

reviewed with PricewaterhouseCoopers LLP, our independent auditors, who are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles, their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards;

•

received the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence from the Company and its subsidiaries, and has discussed with PricewaterhouseCoopers LLP the firm’s independence;

•

discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

discussed with the Company’s internal auditors and PricewaterhouseCoopers LLP the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and PricewaterhouseCoopers LLP, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls and the overall quality of our financial reporting;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC; and

•	approved the selection and appointment of PricewaterhouseCoopers LLP to serve as our independent auditors.

This report has been furnished by the members of the Audit Committee of the Board of Directors:

Audit Committee

Chris Tong, Chairman

Laura C. Fulton

Ershel C. Redd Jr.

The report of the Audit Committee in this report shall not be deemed incorporated by reference into any other filing by Targa Resources Corp. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

ITEM TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as the independent auditors of the Company for 2016. PricewaterhouseCoopers LLP has audited the Company’s consolidated financial statements since 2005. The 2015 audit of the Company’s annual consolidated financial statements was completed on February 29, 2016.

The Board of Directors is submitting the selection of PricewaterhouseCoopers LLP for ratification at the Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Board of Directors and the Audit Committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Board of Directors and the Audit Committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the selection of that firm as the Company’s auditors.

The Audit Committee has the sole authority and responsibility to retain, evaluate and replace the Company’s auditors. The stockholders’ ratification of the appointment of PricewaterhouseCoopers LLP does not limit the authority of the Audit Committee to change auditors at any time.

Audit and Other Fees

We have engaged PricewaterhouseCoopers LLP as our principal accountant. The following table summarizes fees we were billed by PricewaterhouseCoopers LLP for independent auditing, tax and related services for each of the last two fiscal years:

	2015	2014
	(In millions)
Audit fees (1)	$4.2	$3.3
Audit related fees (2)	—	—
Tax fees (3)	0.8	—
All other fees (4)	—	—

	$5.0	$3.3

(1)	Audit fees represent amounts billed for each of the years presented for professional services rendered in connection with (i) the integrated audit of our annual financial statements and internal control over financial reporting, (ii) the review of our quarterly financial statements or (iii) those services normally provided in connection with statutory and regulatory filings or engagements including comfort letters, consents and other services related to SEC matters. This information is presented as of the latest practicable date for this proxy statement.
(2)	Audit related fees represent amounts we were billed in each of the years presented for assurance and related services that are reasonably related to the performance of the annual audit or quarterly reviews of our financial statements and are not reported under audit fees.
(3)	Tax fees represent amounts we were billed in each of the years presented for professional services rendered in connection with tax compliance.
(4)	All other fees represent amounts we were billed in each of the years presented for services not classifiable under the other categories listed in the table above. No such services were rendered by PricewaterhouseCoopers LLP during the last two years.

The Audit Committee has approved the use of PricewaterhouseCoopers LLP as our independent principal accountant. All services provided by our independent auditor are subject to pre-approval by the Audit Committee. The Audit Committee is informed of each engagement of the independent auditor to provide services to us.

The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting to respond to appropriate questions and to make a statement if they desire to do so.

The Board of Directors unanimously recommends that stockholders vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as the auditors of the Company for 2016.

STOCKHOLDER PROPOSALS FOR 2017; IDENTIFICATION OF DIRECTOR CANDIDATES

Any stockholder of the Company who desires to submit a proposal for action at the 2017 annual meeting of Stockholders and wishes to have such proposal (a “Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Rule 14a-8 Proposal to the Company at its principal executive offices no later than November 25, 2016, unless the Company notifies the stockholders otherwise. Only those Rule 14a-8 Proposals that are timely received by the Company and proper for stockholder action (and otherwise proper) will be included in the Company’s proxy materials.

Any stockholder of the Company who desires to submit a proposal for action at the 2017 annual meeting of stockholders, but does not wish to have such proposal (a “Non-Rule 14a-8 Proposal”) included in the Company’s proxy materials, must submit such Non-Rule 14a-8 Proposal to the Company at its principal executive offices so that it is received between January 17, 2017 and February 16, 2017, unless the Company notifies the stockholders otherwise. If a Non-Rule 14a-8 Proposal is not received by the Company on or before February 16, 2017, then the Company intends to exercise its discretionary voting authority with respect to such Non-Rule 14a-8 Proposal.

“Discretionary voting authority” is the ability to vote proxies that stockholders have executed and submitted to the Company, on matters not specifically reflected in the Company’s proxy materials, and on which stockholders have not had an opportunity to vote by proxy.

It is the responsibility of the Nominating and Governance Committee to identify, evaluate and recommend to the Board the Directors nominees for election at the annual meeting of stockholders, as well as to fill vacancies or additions on the Board of Directors that may occur between annual meetings. When recommending director candidates, the Nominating and Governance Committee considers and reviews each candidate’s relevant skills and experience, business judgment, service on boards of directors of other companies, personal and professional integrity, including commitment to the Company’s core values, openness and ability to work as part of a team, the overall variety and mix of experience, skills, attributes and viewpoints of the Board of Directors, taken as a whole, willingness to commit the required time to serve as a board member and familiarity with the Company and its industry.

Although the Nominating and Governance Committee does not have a formal policy with respect to diversity, the Committee considers the diversity of, and the optimal enhancement of the current mix of talent and experience on the Board of Directors and endeavors to achieve an overall balance of diversity of experiences, skills, attributes and viewpoints. The Nominating and Governance Committee believes it has achieved that balance through the representation on the board of members having experience in various sectors of the energy industry, finance, accounting and investment analysis, among other areas. The Nominating and Governance Committee does not discriminate based upon race, religion, sex, national origin, age, disability, citizenship or any other legally protected status.

In identifying potential director candidates, the Nominating and Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers and shareholders. In addition, the Nominating and Governance Committee from time to time may engage a third party search firm to identify or evaluate, or assist in identifying or evaluating potential candidates, for which the third party search firm will be paid a fee.

The Nominating and Governance Committee will also consider any nominee recommended by stockholders for election at the annual meeting of stockholders to be held in 2017 if that nomination is submitted in writing, between January 17, 2017 and February 16, 2017, to Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. The Nominating and Governance Committee treats recommendations for directors that are received from the Company’s stockholders equally with recommendations received from any other source. With respect to each such nominee, the following information must be provided to the Company with the written nomination:

a)	the nominee’s name, address and other personal information;

b)	the number of shares of each class and series of stock of the Company held by such nominee;

c)	the nominating stockholder’s name, residential address and telephone number, and business address and telephone number; and

d)	all other information required to be disclosed pursuant to Regulation 14A of the Securities and Exchange Act of 1934.

Each submission must also include a statement of the qualifications of the nominee, a notarized consent signed by the nominee evidencing a willingness to serve as a director, if elected, and a written representation and agreement that such person (i) is not and will not become a party to any voting agreement or compensation agreement that has not been disclosed to the Company or that could limit or interfere with the nominee’s ability to comply with their fiduciary duties under applicable law and (ii) will comply with all of the Company’s applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Written requests for inclusion of any stockholder proposal should be addressed to Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002, Attention: Secretary. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

SOLICITATION OF PROXIES

Solicitation of Proxies may be made by internet, mail, personal interview or telephone by officers, directors and regular employees of the Company. The Company may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of the common stock that those companies or persons hold of record, and the Company will reimburse the forwarding expenses. In addition, the Company has retained Georgeson LLC to assist in solicitation for a fee estimated not to exceed $20,000. The Company will bear all costs of solicitation.

STOCKHOLDER LIST

In accordance with the Delaware General Corporation Law, the Company will maintain at its corporate offices in Houston, Texas, a list of the stockholders entitled to vote at the Annual Meeting. The list will be open to the examination of any stockholder, for purposes germane to the Annual Meeting, during ordinary business hours for ten days before the Annual Meeting.

PROXY MATERIALS, ANNUAL REPORT AND OTHER INFORMATION

The Company’s Annual Report on Form 10-K for the year ended December 31, 2015 is being made available to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 17, 2016:

OUR PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS AND THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT www.envisionreports.com/TRGP if you are a shareholder of record, and www.edocumentview.com/TRGP if you are a beneficial owner.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as filed with the SEC, will be sent to any stockholder without charge upon written request. One copy of the

Notice, this proxy statement and our Annual Report on Form 10-K (the “Proxy Materials”) will be sent to stockholders who share an address, unless they have notified the Company that they want to continue receiving multiple packages. A copy of the Proxy Materials will also be sent upon written or oral request to any stockholder of a shared address to which a single copy of the Proxy Materials was delivered. If two or more stockholders with a shared address are currently receiving only one copy of the Proxy Materials, then the stockholders may request to receive multiple packages in the future, or if a stockholder is currently receiving multiple packages of the Proxy Materials, then the stockholder may request to receive a single copy in the future. Such requests may be made by writing to Investor Relations, Targa Resources Corp., 1000 Louisiana Street, Suite 4300, Houston, Texas 77002 or by calling (713) 584-1133. The Annual Report on Form 10-K is also available at the SEC’s website in its EDGAR database at www.sec.gov.

INTERNET AND PHONE VOTING

For shares of stock that are registered in your name, you may vote by internet or phone using procedures provided by Computershare Trust Company, N.A. Votes submitted by internet or phone must be received by 1:00 a.m., Eastern Time, on Tuesday, May 17, 2016. The giving of such a proxy will not affect your right to vote in person should you decide to attend the Annual Meeting.

The internet and phone voting procedures are designed to authenticate stockholder identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders voting by internet should remember that the stockholder must bear costs associated with electronic access, such as usage charges from internet access providers and telephone companies.

For shares of stock that are registered in a street name (the stockholder owns shares in the name of a bank, broker or other holder of record on the books of the Company’s transfer agent), you will receive instructions with your proxy materials that you must follow in order to have your shares voted. Please review your Proxy or voting instruction card to determine whether you can vote by phone or electronically.

******

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO VOTE BY INTERNET, BY PHONE OR IF YOU HAVE RECEIVED PAPER COPIES OF THE PROXY MATERIAL, BY COMPLETING, SIGNING AND RETURNING THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

By Order of the Board of Directors,

Paul W. Chung

Secretary

Houston, Texas

March 25, 2016

Admission Ticket
Electronic Voting Instructions
We encourage you to take advantage of Internet or telephone voting. Both are available 24 hours a day, 7 days a week.
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
PROXIES SUBMITTED BY THE INTERNET OR TELEPHONE MUST BE RECEIVED BY 1:00 A.M., EASTERN TIME, ON MAY 17, 2016.
Vote by Internet • Go to www.envisionreports.com/TRGP • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch-tone telephone
• Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:	For	Withhold				For	Withhold		For	Withhold	+
01 - Rene R. Joyce	☐	☐	02 - Waters S. Davis, IV			☐	☐	03 - Chris Tong	☐	☐

			For	Against	Abstain
2. Ratification of Selection of Independent Auditors			☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, this proxy will be voted FOR Proposals 1 and 2. If any other matters come properly before the meeting, the person named in this proxy will vote in their discretion.

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

02BDDA

2016 Annual Meeting Admission Ticket

2016 Annual Meeting of

Targa Resources Corp. Stockholders

May 17, 2016, 8:00 a.m. Central Time

Wells Fargo Plaza, 1000 Louisiana Street, Suite 4300, Houston, TX 77002

For meeting directions, please call 713-584-1444

If you have received a paper copy of the proxy materials, you may elect to receive future proxy materials by email. If you choose to elect email delivery, please call toll free 1-800-662-7232 and provide your email address. Holders may also opt for future electronic delivery at www.envisonreports.com/TRGP. Beneficial holders may contact their broker and make this request.

Making this election will conserve both resources and the environmental impact of printing and mailing hard copies of proxy materials, thus saving trees, energy used and solid waste.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Targa Resources Corp.

Notice of 2016 Annual Meeting of Stockholders

1000 Louisiana Street, Suite 4300, Houston, Texas 77002

The undersigned stockholder of Targa Resources Corp. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, the Proxy Statement for the 2016 Annual Meeting of Stockholders and the Form 10-K for the fiscal year ended December 31, 2015 and hereby appoints Jeffery J. McParland and Paul W. Chung, or either of them, as proxies, each with the power of substitution, to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Targa Resources Corp. to be held on May 17, 2016 or at any postponement or adjournment thereof.

The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting or any adjournment thereof. Should the undersigned be present and choose to vote at the Annual Meeting, and once the Corporate Secretary is notified of the decision to terminate this proxy, then the power of the proxies will be terminated.

Continued and to be signed on the reverse side.